AGREEMENT AND PLAN OF MERGER

among

LIVEPERSON, INC.,

SOHO ACQUISITION CORP.,

PROFICIENT SYSTEMS, INC.,

and

GREGG FREISHTAT, AS SHAREHOLDERS’ REPRESENTATIVE

Dated as of June 22, 2006

TABLE OF CONTENTS

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Opinion of Counsel to the Company
Exhibit C	Form of Trading Restriction Agreement
Exhibit D	Form of UK Minority Shareholder Consent and Waiver
Exhibit E	Form of UK Exchange Agreement

SCHEDULES

Schedule I	List of Shareholders, including Address and Number of Shares Owned
Schedule II	Contractual Severance Waiver Employees
Schedule III	Significant Shareholders

ANNEXES

Annex I	Company Existing Customers
Annex II	Company Pipeline Customers
Annex III	Company Business Development Customers

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 22, 2006 (the “Agreement”), among LIVEPERSON, INC., a Delaware corporation (“Parent”); SOHO ACQUISITION CORP., a Georgia corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); PROFICIENT SYSTEMS, INC., a Georgia corporation (the “Company”); and GREGG FREISHTAT (the “Shareholders’ Representative”) as agent and attorney-in-fact for each shareholder of the Company, a complete list of whom is listed in Schedule I hereto (individually, a “Shareholder” and collectively, the “Shareholders”).

RECITALS

WHEREAS, the boards of directors of each of Parent, the Company and Merger Sub believe it is advisable, fair to and in the best interests of their respective corporations and their stockholders that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby and the board of directors of the Company has determined to recommend that its shareholders adopt this agreement;

WHEREAS, pursuant to the Merger, the Company Preferred Stock (as defined below) shall be converted into the right to receive cash and/or Parent Common Stock (as defined below) in the amounts, on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub, the Company and the Shareholders’ Representative desire to make certain representations and warranties and other agreements in connection with the Merger;

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, each Contractual Severance Waiver Employee (as identified on Schedule II hereto), concurrently with the execution and delivery of this Agreement, shall sign an agreement, contingent upon the Closing, by which such employee agrees to unconditionally waive any rights to severance payments he or she may have pursuant to employment arrangements with the Company; and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain shareholders of the Company listed on Schedule III hereto (the “Significant Shareholders”), concurrently with the execution and delivery of this Agreement, are entering into trading restriction agreements in favor of Parent in the form of Exhibit C hereto (the “Trading Restriction Agreement”), dated as of the date of this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

I.

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Accounting Referee” has the meaning set forth in Section 2.04(b).

“Accredited Holders” means Shareholders who are Accredited Investors.

“Accredited Investor” has the meaning set forth in Rule 501(a) promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

“Aggregate Merger Consideration” has the meaning set forth in Section 2.04(a).

“Agreement” has the meaning set forth in the preamble hereto.

“Assets” means all the properties, assets and contract rights (including, without limitation, cash, cash equivalents, accounts receivable, inventory, equipment, office furniture and furnishings, trade names, trademarks and patents, contracts, agreements, licenses and real estate) of the Company, whether tangible or intangible, real, personal or mixed.

“Balance Sheet Escrow Fund” has the meaning set forth in Section 2.13.

“Balance Sheet Certificate” has the meaning set forth in Section 2.13(b).

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), whether or not subject to ERISA, and any other employment, consulting, severance, change in control, salary continuation, bonus, incentive, savings, insurance, retention, retirement, deferred compensation, vacation, sick leave, sick pay, health, medical, vision, disability, life, welfare benefit, stock purchase, stock option, equity, fringe benefit or other compensatory plans, policies, agreements or arrangements (whether written or unwritten, insured or self-insured, or domestic or foreign) sponsored, maintained or contributed to by the Company or any Company Subsidiary on behalf of any employee, officer, director, shareholder or service provider of the Company or any Company Subsidiary (whether current, former or retired) or their beneficiaries or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any obligation or liability.

“Blocked Period” has the meaning set forth in Section 7.02(c).

“Business” has the meaning set forth in Section 3.01(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Cash and Cash Equivalents” means the amount of cash and cash equivalents, as reported on the Company’s financial statements.

“Cash and Cash Equivalents Shortfall” has the meaning set forth in Section 2.13(a).

“Cash Equivalent Amount” means the number of shares of Parent Common Stock that would have been received by such Shareholder, multiplied by the Closing Price.

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Certificates” has the meaning set forth in Section 2.05.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Price” has the meaning set forth in Section 2.07.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date of this Agreement.

“Company” has the meaning set forth in the preamble hereto.

“Company Business Development Customers” means those prospective customers of the Company listed on Annex III hereto, who enter into agreements with Parent by or through business development partners of the Company, if such customers become actual clients of Parent on or before January 1, 2007, provided, however, that companies that are, as of the date of this Agreement or as of the Closing Date, existing customers of Parent or pipeline customers of Parent shall not be included as Company Business Development Customers, and provided, further, that if the prospective customer of the Company enters into an agreement with Parent other than through the efforts of the business development partner, then such customer will not be deemed to be a Company Business Development Customer.

“Company Common Stock” has the meaning set forth in Section 3.03.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent prior to the execution of this Agreement and forming a part hereof.

“Company Existing Customers” means those current customers of the Company listed on Annex I hereto, assuming that, in March 2007, such customers (i) have a contract with Parent, Company or any of their respective Affiliates, and such contract has, or had from inception, a term of one year or more, or (ii) have been a customer of Parent, the Company or any of their respective Affiliates for a period of at least one year prior to April 1, 2007, or (iii) were customers of the Company as of the Closing, but the contract was terminated by the customer following such date due to a breach of their contract by Parent or Company following the Closing.

“Company Financial Statements” has the meaning set forth in Section 3.07(a).

“Company Intellectual Property” means all Intellectual Property owned by either the Company or the Company Subsidiary or used or held for use in connection with the Business.

“Company Licensed Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Material Adverse Effect” means any change in or effect on (i) the business of the Company that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, or (ii) the ability of the Company to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Merger or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party.

“Company Options” has the meaning set forth in Section 2.04(f).

“Company Option Plans” means the Proficient Systems, Inc. Stock Option Plan, the Proficient Systems, Inc. Management Stock Incentive Plan and the Proficient Systems, Inc. Nonemployee Director Stock Option Plan, each as in effect as of the date hereof.

“Company Permits” has the meaning set forth in Section 3.06.

“Company Pipeline Customers” means those prospective customers of the Company listed on Annex II hereto, if such customers become actual clients of Parent on or before January 1, 2007.

“Company Preferred Stock” has the meaning set forth in Section 3.03.

“Company Software Programs” has the meaning set forth in Section 3.13(g).

“Company Subsidiary” and “Company Subsidiaries” have the meaning set forth in Section 3.01(b).

“Company Warrants” has the meaning set forth in Section 2.04(g).

“Company’s Third Amended and Restated Articles of Incorporation” means the articles of incorporation of the Company, as in effect at the time of the Closing.

“Competing Transaction” means any of the following involving the Company (other than the transactions contemplated by this Agreement):

(i) any merger, consolidation, share exchange, business combination or other similar transaction;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions;

(iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of the Company; or

(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidentiality Agreement” means the confidentiality agreement dated May 2, 2006 between the Parent and the Company.

“Contracts” means, with respect to any Person, all agreements, undertakings, contracts, obligations, arrangements, promises, understandings and commitments (whether written or oral and whether express or implied) to which such Person is a party.

“Contractual Severance Waiver Employee” means those employees of the Company listed on Schedule II hereto.

“Damages” has the meaning set forth in Section 9.03.

“Defaulting Party” has the meaning set forth in Section 10.01(b).

“Dissenting Shares” has the meaning set forth in Section 2.06.

“$” means United States Dollars.

“Earn-Out Closing” has the meaning set forth in Section 2.04(b).

“Earn-Out Dispute Notice” has the meaning set forth in Section 2.04(b).

“Earn-Out Merger Consideration” has the meaning set forth in Section 2.04(a).

“Earn-Out Notice” has the meaning set forth in Section 2.04(b).

“Earn-Out Payment” has the meaning set forth in Section 2.04(b).

“Earn-Out Payment Date” has the meaning set forth in Section 2.04(b).

“Effective Time” has the meaning set forth in Section 2.01.

“Environmental Law” means any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit A to be entered into as of the Closing among the Parent, the Shareholders and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded License” has the meaning set forth in Section 3.13(n).

“Expenses” means, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement, and all other matters related to the transactions contemplated hereby.

“Foreign Benefit Plan” has the meaning set forth in Section 3.09(s).

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date hereof, and as consistently applied by Parent or the Company, as appropriate in the circumstances.

“GBCC” has the meaning set forth in Section 2.01.

“Governmental Entity” means any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Grants” has the meaning set forth in Section 3.22.

“Hazardous Material” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.12.

“Indemnity Escrow Period” has the meaning set forth in Section 9.07.

“Initial Merger Consideration” has the meaning set forth in Section 2.04(a).

“Intellectual Property” means any of the following, anywhere in the world: (a) trade secrets, inventions, know-how and processes, (b) patents (including all reissues, divisions, continuations and extensions thereof) and patent applications, utility models and design rights (c) trademarks, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications, (d) copyright registrations and copyright applications, and (e) Internet domain names applications and reservations therefor, uniform resource locators and the corresponding Internet sites; (f) proprietary information not otherwise listed in (a) through (e) above, including, without limitation, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, statistical models, customer lists, corporate and business names, trade names, trade dress, brand names, logos, know-how, show-how, formulae, methods (whether or not patentable), invention disclosures, designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collections and other proprietary information or material of any type, and all derivatives, improvements and refinements thereof, howsoever recorded, or unrecorded; (g) any good will associated with any of the foregoing; (h) all copies and tangible embodiments thereof (in whatever form or medium), and registrations, applications and renewals for any of the foregoing assets listed above; and (i) all other tangible or intangible proprietary information or materials that are material to the Company’s Business or are currently used in the Company’s Business in any product, technology or process (1) currently being or formerly manufactured, published or marketed by the Company or (2) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company.

“IRS” means the United States Internal Revenue Service.

“June 30, 2006 Balance Sheet” has the meaning set forth in Section 2.13(b).

“Knowledge” and words of similar import mean, with respect to the Company, the actual knowledge, after due inquiry, of Gregg Freishtat, Neal McEwen, Stephen Hufford and Jackson Wilson, and, with respect to Parent, the actual knowledge, after due inquiry, of Robert LoCascio and Timothy Bixby.

“Law” means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or reasonably expected to be asserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) regardless of whether the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“License Agreement” has the meaning set forth in Section 3.13(b).

“Lien” means any charge, claim, community property interest, condition, easement, covenant, contract, commitment, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal, or other rights of third parties or restriction of any kind, including without limitation any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Liquidation Preference” means the amount that a holder of a share of capital stock of the Company would be entitled to receive upon liquidation, dissolution or winding up under Article IV, Section 2 of the Company’s Third Amended and Restated Articles of Incorporation.

“Material Contract” and “Material Contracts” have the meaning set forth in Section 3.10.

“Merger” has the meaning set forth in Section 2.01.

“Merger Sub” has the meaning set forth in the preamble hereto.

“Net Annualized Revenue” shall equal 12 times the Normalized March 2007 Revenue.

“Net Assets” means total assets minus total liabilities, as calculated under GAAP, and calculated in accordance with past practice.

“Net Assets Shortfall” has the meaning set forth in Section 2.13(a).

“Non-Accredited Shareholders” means those Shareholders that are not Accredited Holders.

“Non-Accredited Shareholders’ Consideration” has the meaning set forth in Section 2.04(d).

“Normalized March 2007 Revenue” means Normalized Monthly Revenue for March 2007.

“Normalized Monthly Revenue” for any given month means (A) the monthly recurring revenue which Parent books as revenue in that month, according to GAAP, generated from Company Existing Customers, Company Business Development Customers and Company Pipeline Customers (which explicitly excludes (X) any one-time or non-recurring revenues such as testing or training fees and (Y) any revenue booked by Parent from Company Existing Customers, Company Business Development Customers or Company Pipeline Customers that have indicated to Parent in writing that they intend to cancel their contract and (Z) any revenue recognized by Parent in connection with the provision of professional services (unless such professional services fees are ongoing rather than one-time in nature)), plus (B) one-half of the monthly recurring revenue which Parent books as revenue in that month, according to GAAP, generated by Company Business Development Customers or Company Pipeline Customers that are on a 90-day paid trial contract, plus (C) the monthly recurring revenue which Parent books as revenue in that month, according to GAAP, generated from the customer, if any, of Parent that is listed on Annex II next to the phrase “(the least of any of the four)” that generates the least amount of revenue for Parent in that month, plus (D) the most recent full month’s revenue of any Company Existing Customer that terminated their contract following the Closing due to a material breach of their contract and where such contract termination was specifically due to such breach.

“Officer’s Certificate” has the meaning set forth in Section 9.08.

“Organizational Documents” has the meaning set forth in Section 3.02.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Common Stock” has the meaning set forth in Section 2.04(a).

“Parent Indemnified Group” has the meaning set forth in Section 9.02(a).

“Parent Material Adverse Effect” means any change in or effect on the business of the Parent that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to (i) the business, assets, liabilities, financial condition or results of operations of the Parent, or (ii) the ability of the Parent to perform its obligations under this Agreement and any other Transaction Document to which it is a party or to consummate the Merger or the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party.

“Parent SEC Documents” has the meaning set forth in Section 5.05(a).

“Parent Subsidiaries” has the meaning set forth in Section 5.01.

“Person” means an individual, corporation, partnership, private company, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

“Record Date” has the meaning set forth in Section 2.10.

“Representatives” has the meaning set forth in Section 6.03.

“Re-Sale Registration Statement” has the meaning set forth in Section 7.01.

“Review Period” has the meaning set forth in Section 2.04(b).

“Rule 144” has the meaning set forth in Section 7.01.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Senior Secured Promissory Notes” means the Company’s Senior Secured Promissory Notes, dated December 30, 2005 and February 3, 2006, in the aggregate principal amount of $2,500,000.

“Senior Secured Promissory Notes Repayment Amount” means the number of shares of Parent Common Stock (valued at the Closing Price) equal to the aggregate principal and accrued interest (determined as of August 31, 2006) under the Company’s Senior Secured Promissory Notes, in the aggregate principal amount of $2,500,000.

“Senior Unsecured Promissory Notes” means the Company’s outstanding Senior Unsecured Promissory Notes, to be issued following the date of this Agreement and prior to the Closing Date, in an aggregate principal amount not to exceed $500,000.

“Senior Unsecured Promissory Notes Repayment Amount” means an amount not to exceed $600,000.

“Shareholder” and “Shareholders” have the meaning set forth in the preamble hereto.

“Shareholders’ Representative” has the meaning set forth in the preamble hereto and in Section 2.15(a).

“Shareholders’ Representative Certificate” has the meaning set forth in Section 2.05.

“Shares” has the meaning set forth in Section 7.01.

“Significant Shareholders” has the meaning set forth in the preamble hereto.

“Subsidiary” means, with respect to any Person, any corporation, private company, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary of such Person) owns, directly or indirectly, a majority of the stock or other equity interests.

“Supporting Documentation” has the meaning set forth in Section 2.04(b).

“Surviving Corporation” has the meaning set forth in Section 2.03.

“Suspension Event” has the meaning set forth in Section 7.02(d).

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; and any obligation to report or pay other unclaimed or abandoned funds or property; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person.

“Tax Return” means any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

“Terminating Company Breach” has the meaning set forth in Section 10.01(c).

“Terminating Parent Breach” has the meaning set forth in Section 10.01(d).

“Threshold Amount” has the meaning set forth in Section 9.05.

“Trading Restriction Agreement” has the meaning set forth in the preamble hereto.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Trading Restriction Agreements, the UK Minority Shareholder Consent and Waiver and the UK Exchange Agreement.

“UK Minority Shareholders” means Abraham Smith and Jack Blockley.

“Underpayment Amount” has the meaning set forth in Section 2.04(b).

SECTION 1.02. Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; and (f) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

II.

THE MERGER; CONVERSION OF SECURITIES

SECTION 2.01. The Merger; Effective Time of the Merger. Subject to the provisions of this Agreement, Merger Sub will be merged with and into Company (the “Merger”). At the Closing (defined below), the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) to be completed, executed, acknowledged and filed with the Secretary of State of the State of Georgia as provided in Section 14-2-1105(b) and Section 14-2-1105.1 of the Georgia Business Corporation Code, as amended (the “GBCC”). The Merger shall be effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Georgia or such other time as shall be agreed upon by the parties hereto in writing and set forth in the Certificate of Merger in accordance with the GBCC (the “Effective Time”). Solely for purposes of clarification, Company and the Shareholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment pursuant to this Agreement until the Merger has been confirmed in writing by the Secretary of State of the State of Georgia.

SECTION 2.02. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable but no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article VIII (the “Closing Date”), at the offices of Kilpatrick Stockton LLP, 100 Peachtree Street, NE, Atlanta, Georgia 30309, unless another date or place is agreed to in writing by the parties hereto.

SECTION 2.03. Effect of the Merger; Articles of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into Company and Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent (subsequent to the Merger, Company is sometimes referred to herein as the “Surviving Corporation”), (ii) the Articles of Incorporation and the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Articles of Incorporation or Bylaws; provided, however, that Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Proficient Systems, Inc. (the “Corporation”).”; (iii) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation in each case until their respective successors shall have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws, and (iv) the Merger shall, from and after the Effective Time, have all the effects provided by the GBCC.

SECTION 2.04. Merger Consideration; Conversion of Company Preferred Stock and Cancellation of Company Common Stock

(a) Merger Consideration. Subject to adjustment as set forth in Section 2.13(f) below, the aggregate consideration to be paid by Parent and Merger Sub hereunder shall consist of (A) (i) that number of shares of Common Stock, par value $0.01 per share, of Parent (“Parent Common Stock”) to be issued at the Closing, equal to 1,500,000 shares minus (ii) a number of shares of Parent Common Stock equal to the Senior Secured Promissory Notes Repayment Amount divided by the Closing Price, minus (iii) a number of shares of Parent Common Stock equal to the Senior Unsecured Promissory Note Repayment Amount divided by the Closing Price, minus (iv) that number of shares of Parent Common Stock that constitutes the Balance Sheet Escrow Fund (as defined below), and minus (v) that number of shares of Parent Common Stock equal to the Non-Accredited Shareholders’ Consideration (as defined below) divided by the Closing Price ((i), (ii), (iii), (iv) and (v) are collectively referred to herein as the “Initial Merger Consideration”), and (B) up to 2,050,000 shares of Parent Common Stock to be paid at the Earn-Out Closing (as defined below) in accordance with the provisions of Section 2.04(b) below (the “Earn-Out Merger Consideration”), (C) 500,000 shares of Parent Common Stock which shall be deposited at the Closing into the Indemnity Escrow Fund (as defined and more fully described in Section 2.12 below) and (D) the Non-Accredited Shareholders’ Consideration. The Initial Merger Consideration, the Earn-Out Merger Consideration, the shares held in the Indemnity Escrow Fund, the Non-Accredited Shareholders’ Consideration (as defined below) and any adjustment to the Initial Merger Consideration necessitated by Section 2.13 (the Balance Sheet adjustment) shall collectively be referred to as the “Aggregate Merger Consideration”. Each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares (as defined below), treasury stock and those owned by any wholly-owned subsidiary of the Company) and all rights in respect thereof shall automatically be canceled and retired and shall forthwith cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Preferred Stock or Company Common Stock shall cease to have any rights with respect thereto, except the right to receive a portion of the Aggregate Merger Consideration as provided in Sections 2.04(d), 2.04(e), 2.04(f) and 2.04(g) below.

(b) Earn-Out Merger Consideration.

(i) As part of the Aggregate Merger Consideration, the Shareholders may be entitled to receive up to 2,050,000 shares of Parent Common Stock (the “Earn-Out Payment”), subject, however, to all of the terms and conditions of this Section 2.04(b). Specifically, the Shareholders may be entitled to receive, at the Earn-Out Closing (as defined below), (I) up to 2,000,000 shares of Parent Common Stock, based upon the following formula: (W) 0.93 shares of Parent Common Stock for each $1.00 of Net Annualized Revenue (as more fully described below), less (X) 2,000,000 shares of Parent Common Stock, but (Y) in the event that the foregoing calculation results in a negative number, no additional shares of Aggregate Merger Consideration shall be payable as set forth in an Earn-Out Notice (as more fully described below), and (Z) in the event that the foregoing calculation results in a figure in excess of 2,000,000 shares of Parent Common Stock, only 2,000,000 shares of Parent Common Stock shall be payable under this section; and (II) an additional 50,000 shares of the Aggregate Merger Consideration shall be payable to the Shareholders in the event that Net Annualized Revenue equals or exceeds $4,500,000.

(ii) The certificates for the Earn-Out Merger Consideration shall be delivered to the Shareholders, c/o the Shareholders’ Representative, at a closing (the “Earn-Out Closing”) to occur on a date not later than May 15, 2007 (the “Earn-Out Payment Date”), subject to the provisions of Section 2.04(b)(vi) below. The amount of any Earn-Out Payment calculated pursuant to this Section 2.04(b) shall be rounded up to the nearest whole share of Common Stock. The Earn-Out Payment shall be subject to the provisions of Article VII hereunder. At Parent’s sole option, any Earn-Out Payment may be made on a date prior to the Earn-Out Payment Date.

(iii) On or before the Earn-Out Payment Date, Parent shall deliver to the Shareholders’ Representative a memorandum (the “Earn-Out Notice”) in substantially the form attached as Section 2.04(d) hereto, specifying in reasonable detail (i) the calculation of Net Annualized Revenue, and (ii) the amount of the Earn-Out Payment, if any, due to the Shareholders.

(iv) During a period beginning on the Earn-Out Payment Date and ending two months thereafter (the “Review Period”), the Shareholders’ Representative shall have the right to request and promptly receive all documentation and records used in, or that reasonably should have been considered for use in, the preparation of any Earn-Out Notice, including, but not limited to, copies of all contracts with Company Existing Customers, Company Business Development Customers and Company Pipeline Customers and related agreements, documentation and payments to Parent, Company or any of their respective Affiliates (“Supporting Documentation”).

(v) At any time during the Review Period, the Shareholders’ Representative shall have the right to object in writing to any item (or any calculation thereof) on the Earn-Out Notice (an “Earn-Out Dispute Notice”). If the Shareholders’ Representative delivers an Earn-Out Dispute Notice to Parent, the Shareholders’ Representative and Parent shall first endeavor to resolve the dispute between themselves. If the Shareholders’ Representative and Parent are unable to resolve the dispute within fifteen (15) Business Days of delivery of the Earn-Out Dispute Notice to Parent, the dispute shall be submitted to a firm of regionally or nationally recognized certified public accountants, or other party acceptable to both parties (an “Accounting Referee”). If the parties cannot agree upon the Accounting Referee within ten (10) calendar days of the conclusion of the foregoing 15 Business Day period, each party shall have the right to petition courts within the State of New York, County of New York or the United States District Court for the Southern District of New York to so appoint an Accounting Referee. The Accounting Referee shall use its best efforts to resolve the dispute within thirty (30) calendar days of the date such matter was submitted to it. The fees and expenses of the Accounting Referee shall be paid by the party against whom the Accounting Referee substantially rules. In the event that the Accounting Referee determines that an Earn-Out Payment was underpaid by Parent, Parent shall pay to the Shareholders, within five (5) Business Days of receipt of written notice of such determination from the Accounting Referee, the amount of such determined underpayment (the “Underpayment Amount”). In the event that the Accounting Referee determines that an Earn-Out Payment was overpaid by Buyer, the Shareholders who receive Parent Common Stock shall refund to Parent, within five (5) Business Days of receipt of written notice of such determination from the Accounting Referee, an amount of cash equal to (x) the number of shares subject to the overpayment of an Earn-Out Payment, multiplied by (y) the Closing Price.

(vi) Notwithstanding anything in this Agreement to the contrary, if the Shareholders’ Representative delivers an Earn-Out Dispute Notice to Parent pursuant to the provisions of Section 2.04(b)(v), then the Earn-Out Payment Date shall be postponed until such time as there is definitive resolution of such dispute.

(vii) Notwithstanding anything in this Agreement to the contrary, simultaneously with a change of control of Parent or the Company after the Effective Time, the Shareholders shall be paid in shares of Parent Common Stock as follows: if the Normalized Monthly Revenue for the month immediately prior to the change of control of Parent or the Company equals or exceeds $300,000, then, 2,000,000 shares of Parent Common Stock shall be paid to the Shareholders contemporaneously with the closing of the transaction by which a change of control of Parent or the Company occurs.

(c) Merger Sub Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and, immediately after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall remain outstanding and evidence ownership of shares of Surviving Corporation Common Stock.

(d) Company Preferred Stock.

(i) At the Effective Time and on the terms and subject to the conditions of this Agreement, (A) each share of Series C Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Non-Accredited Shareholders) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration having a value (assuming a value of the Parent Common Stock equal to the Closing Price) equal to its applicable Liquidation Preference; (B) each share of Series B Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Non-Accredited Shareholders) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration having a value (assuming a value of the Parent Common Stock equal to the Closing Price) equal to its applicable Liquidation Preference (as set forth in the Company’s Third Amended and Restated Articles of Incorporation); and (C) each share of Series A Preferred Stock of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Non-Accredited Shareholders) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, be converted into the right to receive a portion of the Aggregate Merger Consideration having a value (assuming a value of the Parent Common Stock equal to the Closing Price) equal to its applicable Liquidation Preference (as set forth in the Company’s Third Amended and Restated Articles of Incorporation).

(ii) (A) At the Effective Time and on the terms and subject to the conditions of this Agreement, the Non-Accredited Shareholders shall receive their pro rata portion of the Initial Merger Consideration, as more fully described in the following sentence, to be paid in the Cash Equivalent Amount of the number of shares of Parent Common Stock such holders would have received if they were Accredited Holders and (B) at the Earn-Out Payment Date and on the terms and subject to the conditions of this Agreement, the Non-Accredited Shareholders shall receive their pro rata portion of the Earn-Out Payment, as more fully described in the following sentence, to be paid in the Cash Equivalent Amount of the number of shares of Parent Common Stock such holders would have received if they were Accredited Holders (collectively, the “Non-Accredited Shareholders’ Consideration”). The Non-Accredited Shareholders’ Consideration shall be allocated ratably among the Non-Accredited Shareholders in accordance with the Liquidation Preference of the shares of Series A Preferred Stock and Series B Preferred Stock of the Company held by each Non-Accredited Shareholder immediately prior to the Effective Time.

(e) Company Common Stock. At the Effective Time and on the terms and subject to the conditions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be cancelled and shall be converted into the right to receive a portion of the Aggregate Merger Consideration having a value (assuming a value of the Parent Common Stock equal to the Closing Price) equal to its applicable Liquidation Preference (as set forth in the Company’s Third Amended and Restated Articles of Incorporation).

(f) Company Options. At least 16 days prior to the Effective Time, the Company shall take, subject to and in accordance with the terms and conditions of the applicable Company Stock Option Plans and award agreements, all actions necessary to fully vest each outstanding option to purchase shares of Company Common Stock under any Company Stock Option Plan (the “Company Options”), and provide appropriate notice to the holders of Company Options informing them that (i) all of their Company Options are fully vested, and (ii) their Company Options will all terminate if not exercised within 15 days following the date of the notice. Upon termination of the Company Options in accordance with the foregoing, the holders thereof shall cease to have any rights with respect thereto and shall not be entitled to receive any portion of the Aggregate Merger Consideration. The Company shall take all actions necessary to ensure that there are no outstanding options immediately prior to the Effective Time, including, without limitation, obtaining waivers from holders of Company Options and from holders of options granted by the Company outside of the Company Stock Option Plans whose options do not include the notice provision described in this Section 2.04(f). The provisions of this Section 2.04(f) shall be contingent upon the consummation of the Merger and shall be null and void in the event that the Merger is not consummated.

(g) Company Warrants. At the Effective Time, all warrants to purchase Company Capital Stock issued and outstanding at such time (the “Company Warrants”) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be cancelled and shall not be entitled to receive any amount from the Aggregate Merger Consideration or otherwise.

(h) Treasury Stock. At the Effective Time, each share of Company Preferred Stock and Company Common Stock held by the Company in its treasury shall be cancelled and extinguished without any conversion thereof.

(i) Company Capitalization Schedules. On the Closing Date, the Company shall deliver to Parent and Merger Sub separate schedules reflecting (i) a true and complete list of record holders of the issued and outstanding Company Preferred Stock, (ii) a true and complete list of record holders of the issued and outstanding Company Common Stock (iii) a true and complete list of record holders of the Company Options, and (iv) a true and complete list of record holders of the Company Warrants.

(j) Maximum Consideration to be Paid. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent, Merger Sub or any Affiliate of Parent be required to pay to any and all holders of the capital stock and other equity interests (if any) of the Company, and all holders of all securities or other instruments that are convertible into, or exchangeable or exercisable for, capital stock or other equity interests (if any) of the Company any amount in excess of an aggregate of (A) 4,050,000 less the number of shares of Parent Common Stock that would have been paid to the Non-Accredited Shareholders were such Non-Accredited Shareholders not paid the Cash Equivalent Amount of the Initial Merger Consideration and the Cash Equivalent Amount of the Earn-Out Payment, and (B) the Cash Equivalent Amount of the Initial Merger Consideration and the Cash Equivalent Amount of the Earn-Out Payment to be paid to the Non-Accredited Shareholders. Without limiting the generality of the foregoing, in the event of any breach of the representations and warranties of the Company set forth in Section 3.03 of this Agreement, whether such breach is as a result of any misstatement or omission in respect of the information set forth in Section 3.03 of the Company Disclosure Schedule or otherwise, the portion of the Aggregate Merger Consideration to be paid to each such holder under this Agreement shall be automatically equitably adjusted among the Shareholders to accurately reflect the capitalization of the Company as of the Effective Time.

SECTION 2.05. Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time (but in no event later than 5 days following the Effective Time), the Surviving Corporation shall cause Parent to mail (i) to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Preferred Stock (the “Certificates”) (A) a letter of transmittal, in customary form, which shall specify that delivery shall be effective only upon delivery of the Certificates to Parent and that risk of loss and title to the Certificates shall remain with the Shareholder until such delivery, and (B) instructions for effecting the surrender of such Certificates in exchange for a portion of the Aggregate Merger Consideration. Upon surrender of a Certificate and/or letter of transmittal (or other documentation in compliance with Section 2.08 hereof), as applicable, to Parent together, with respect to holders of Certificates, with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent, the shareholder delivering such documents shall be entitled to receive in exchange therefor (A) its respective portion of the Aggregate Merger Consideration, less the portion of the Aggregate Merger Consideration allocable to such shareholder that has been deposited in the Indemnity Escrow Fund pursuant to Section 2.12 and (B) cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.07. No later than 5 Business Days prior to the Closing Date, Parent shall deliver the form of letter of transmittal to the Company and the Shareholders’ Representative and prior to the Closing shall make such changes to the form as either shall reasonably request. The final form of letter of transmittal shall be in a form reasonably acceptable to the Company and the Shareholders’ Representative. If requested by the Shareholders’ Representative, Parent shall promptly provide the Shareholders’ Representative with copies of the executed letters of transmittal.

(b) One Business Day prior to any time when Parent is obligated to deliver any portion of the Aggregate Merger Consideration to the Shareholders (including, without limitation, at the Closing, at the Earn-Out Payment Date, on the date on which any remaining amounts in the Balance Sheet Escrow Fund are released and on the date on which any remaining amounts in the Indemnity Escrow Fund are released), the Shareholders’ Representative shall deliver to Parent a notarized certificate (the “Shareholders’ Representative Certificate”) stating exactly how many shares of Parent Common Stock (in the case of Accredited Holders) and exactly the Cash Equivalent Amount (in the case of Non-Accredited Shareholders) for each Shareholder entitled to receive any portion of the Aggregate Merger Consideration on such date. Parent shall be entitled to rely exclusively on the instructions contained in such Shareholders’ Representative Certificate, unless the aggregate number of Parent Common Shares or the aggregate amount of the Cash Equivalent Amounts contained in such Shareholders’ Representative Certificate differs from the aggregate number of such shares or the aggregate amount of such payment, in which case Parent may notify the Shareholders’ Representative that the aggregate amounts differ and that the Shareholders’ Representative should revise the Shareholders’ Representative Certificate accordingly. As more fully described in Section 2.15, Shareholders hereby covenant and agree to defend, indemnify and hold harmless the members of the Parent Indemnified Group from and against any Losses arising out of any claim that Shareholders’ Representative failed to distribute to Shareholders (or properly allocate among them) any payments received by Shareholders’ Representative under the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters).

SECTION 2.06. Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Preferred Stock or Company Common Stock held by persons who have exercised and perfected dissenters rights for such shares of Company Preferred Stock or Company Common Stock, as applicable, in accordance with the GBCC (“Dissenting Shares”) and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive the Aggregate Merger Consideration payable under this Article II attributable to such Dissenting Shares. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Preferred Stock or Company Common Stock held by them in accordance with the GBCC, unless and until such shareholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under the GBCC. Notwithstanding the foregoing, if any dissenting shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Aggregate Merger Consideration and any other amounts payable under this Article II, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 2.05. The Company shall provide Parent notice, promptly after the Company’s receipt thereof, of any written demands for appraisal or payment of the fair value of any shares of Company Preferred Stock or Company Common Stock, as applicable, the withdrawal of such demands and any other related instruments served pursuant to applicable Law.

SECTION 2.07.  Fractional Shares. No fractional shares of Parent Common Stock will be issued pursuant to this Agreement, but in lieu thereof each holder of Company Preferred Stock who would otherwise be entitled to a fractional share of Parent Common Stock hereunder (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fractional share multiplied by (b) the Closing Price, less the amount of any withholding taxes which may be required thereon. The “Closing Price” shall be equal to the average closing sale price on the Nasdaq Capital Market of a share of Parent Common Stock as reported in The Wall Street Journal or, if not available, such other authoritative publication as may be reasonably selected by the Parent, for the thirty calendar-day period ending on the trading date three Business Days preceding the Closing Date.

SECTION 2.08. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount and for such reasonable period of time as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Merger Consideration and any other amounts payable under this Article II with respect to the Company Preferred Stock formerly represented thereby.

SECTION 2.09. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled, with respect to payments made by each such entity, to deduct and withhold from the Aggregate Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or under any applicable Law. Upon delivery of the Aggregate Merger Consideration, Parent shall deliver to the Shareholders’ Representative a statement of all amounts so withheld. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholders or optionholders of the Company, as the case may be, in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. Any amounts deducted and withheld pursuant to this Section 2.09 shall be remitted to the appropriate Taxing authority in accordance with applicable Law.

SECTION 2.10. Stock Transfer Books. The stock transfer books of the Company shall be closed on the day preceding the Closing Date (the “Record Date”) and there shall be no further registration of transfers of Company Preferred Stock or Company Common Stock thereafter on the records of the Company. In the event of a transfer of ownership of Company Preferred Stock prior to the Record Date which is not registered in the transfer records of the Company, the Aggregate Merger Consideration and any other amounts payable under this Article II shall be payable to such transferee if the Certificate representing such shares of Company Preferred Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer, and the status of the transferee as an Accredited Investor, in the sole and reasonable discretion of Parent.

SECTION 2.11. Certain Adjustments. If between the date of this Agreement and the Effective Time, or after the Effective Time and on or before the Earn-Out Payment Date, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then, (i) on or prior to the Effective Time, the exchange ratio between Company Preferred Stock and any shares of Parent Common Stock to be issued hereunder or (ii) after the Effective Time, in accordance with any such change, any shares of Parent Common Stock to be issued hereunder pursuant to the provisions of Section 2.04(a) shall, in either case, be adjusted accordingly to provide to Parent and/or to Company, as the case may be, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

SECTION 2.12. Indemnity Escrow Fund. A portion of the Aggregate Merger Consideration equal to 500,000 shares of Parent Common Stock (the “Indemnity Escrow Fund”), shall be deposited in an escrow account pursuant to the Escrow Agreement. The portion of the Aggregate Merger Consideration that constitutes the Indemnity Escrow Fund shall be delivered to the Escrow Agent and not to the Shareholders. As more fully described in the Escrow Agreement, the Indemnity Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms set forth therein and shall be available to compensate the Parent Indemnified Group pursuant to the indemnification obligations of the Accredited Holders.

SECTION 2.13. Balance Sheet Escrow Fund

(a) A portion of the Aggregate Merger Consideration equal to the number of shares of Parent Common Stock equal to (I) $340,000 divided by (II) the Closing Price (the “Balance Sheet Escrow Fund”) shall be deposited in an escrow account pursuant to the Escrow Agreement. The portion of the Aggregate Merger Consideration that constitutes the Balance Sheet Escrow Fund shall be delivered to the Escrow Agent and not to the Shareholders. As more fully described in this Section 2.13 and in the Escrow Agreement, the Balance Sheet Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms set forth therein and shall be available to compensate the Parent (I) to the extent that the Net Assets as of the June 30, 2006 Balance Sheet (as defined below) is less than $340,000 (the “Net Assets Shortfall”) or (B) to the extent that Cash and Cash Equivalents as of the June 30, 2006 Balance Sheet is less than $320,000 (the “Cash and Cash Equivalents Shortfall”).

(b) As soon as practicable, and in any event within 30 days after June 30, 2006, Parent shall cause the Company’s historical accounting firm (Moore Stephens Tiller) to prepare and deliver to Parent and Shareholders’ Representative an audited balance sheet of the Company as of June 30, 2006 (the “June 30, 2006 Balance Sheet”), which shall be prepared on a GAAP basis, consistent with the method used by the Company in the preparation of its previous financial statements. In addition, the Company’s historical accounting firm shall deliver a certificate (the “Balance Sheet Certificate”) to Parent and Shareholders’ Representative calculating (i) the amount of Net Assets as of the June 30, 2006 Balance Sheet Date and (ii) the amount of Cash and Cash Equivalents as of the June 30, 2006 Balance Sheet Date.

(c) The June 30, 2006 Balance Sheet shall be accompanied by the report of the Company’s accounting firm thereon, which shall state that the June 30, 2006 Balance Sheet presents fairly in all material respects the financial condition of the Company at the Closing Date in conformity with GAAP on a basis consistent with the method used by the Company in the preparation of its previous financial statements and that the amount of Net Assets and the amount of Cash and Cash Equivalents stated in the Balance Sheet Certificate is accurate. Parent shall provide such accounting firm such access during normal business hours to the books and records of the Company as may reasonably be required for the preparation and/or review of the June 30, 2006 Balance Sheet. All fees, costs and expenses of such accounting firm relating to the preparation of the June 30, 2006 Balance Sheet shall be borne by the Company. The Company shall cause such accounting firm to make available to each of Shareholders’ Representative and Parent or its respective accountants, upon either of their request, the work papers of such accounting firm generated in connection with the preparation or review of the June 30, 2006 Balance Sheet.

(d) After receipt of the June 30, 2006 Balance Sheet and the Balance Sheet Certificate, each of Parent and Shareholders’ Representative shall have 30 days to review them. After reviewing the June 30, 2006 Balance Sheet and the Balance Sheet Certificate, either of Parent or Shareholders’ Representative shall deliver notice to the other specifying in reasonable detail all disputed items, if any, and the basis therefor. If either of them so notifies the other of any objections to the June 30, 2006 Balance Sheet or the Balance Sheet Certificate, the parties shall, within 30 days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

(e) If at the conclusion of such 30-day period, the parties have not reached an agreement on Parent’s objections, then all amounts and issues remaining in dispute may, at the election of either party, be submitted by the Shareholders’ Representative and Parent to the Accounting Referee. All fees and expenses relating to the work, if any, to be performed by the Accounting Referee shall be borne equally by the Company Preferred Shareholders and Parent. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Referee shall be borne by the party incurring such cost and expense. The Accounting Referee shall act as an arbitrator to determine only those issues still in dispute at the time of the election by either party to submit the objections to the Accounting Referee. The Accounting Referee’s determination shall be made within 45 days after its engagement (which engagement shall be made no later than five Business Days after the time of the election by either party to submit the objections to the Accounting Referee), or as soon thereafter as possible, shall be set forth in a written statement delivered to Parent and the Shareholders’ Representative, and shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

(f) If (I) the amount of Net Assets, either as set forth in the Balance Sheet Certificate, or as determined by the Accounting Referee in the event that such matter is submitted to the Accounting Referee, is less than $340,000, or (II) the amount of Cash and Cash Equivalents, either as set forth in the Balance Sheet Certificate, or as determined by the Accounting Referee in the event that such matter is submitted to the Accounting Referee, is less than $320,000, then the amount of then the Initial Merger Consideration shall be adjusted to the greater of (X) or (Y) as follows: (X) a portion of the shares of Parent Common Stock held in the Balance Sheet Escrow Fund equal to (A) the Net Assets Shortfall, divided by (B) the Closing Price, shall be remitted by the Escrow Agent back to Parent, or (Y) a portion of the shares of Parent Common Stock held in the Balance Sheet Escrow Fund equal to (A) the Cash and Cash Equivalents Shortfall, divided by (B) the Closing Price, shall be remitted by the Escrow Agent back to Parent. The balance of the shares held in the Balance Sheet Escrow Fund, if any, shall be remitted by the Escrow Agent to the Shareholders’ Representative for further distribution to the Shareholders. The Escrow Agent shall remit such shares to Parent and/or to the Shareholders’ Representative within five (5) Business Days of the receipt of instructions to do so from Parent.

(g) Notwithstanding anything to the contrary contained in this Section 2.13, to the extent Parent reasonably determines in the exercise of its good faith judgment that the Company has breached any of the covenants contained in Section 6.01 between the date of this Agreement and the Closing Date, and such breach has resulted in a reduction in the amount of Net Assets or in the amount of Cash and Cash Equivalents following the June 30, 2006 Balance Sheet Date, then the amount of the Initial Merger Consideration shall be adjusted by applying the formula set forth in Section 2.13(f) above to the extent that such breach reduces the amount of Net Assets or the amount of Cash and Cash Equivalents following the June 30, 2006 Balance Sheet Date. Any such adjustment pursuant to this Section 2.13(g) shall be limited to and satisfied out of the shares of Parent Common Stock to be deposited into the Balance Sheet Escrow Account.

SECTION 2.14. Other Provisions Relating to Parent Common Stock. The shares of Parent Common Stock to be issued to the Significant Shareholders pursuant to this Agreement are subject to the provisions of the Trading Restriction Agreements being signed by each Significant Shareholder.

SECTION 2.15. Shareholders’ Representative. (a) Gregg Freishtat hereby is irrevocably constituted and appointed as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Shareholders and each of them (“Shareholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters), including for purposes of taking any action or omitting to take action on behalf of Shareholders thereunder. All actions, notices, communications and determinations by or on behalf of Shareholders under such documents shall be given or made by Shareholders’ Representative and all such actions, notices, communications and determinations by Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all of the Shareholders.

(b) The Shareholders’ Representative will not be liable to any Shareholder for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct. The Shareholders’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof). The Shareholders agree, severally but not jointly, to indemnify the Shareholders’ Representative for, and to hold the Shareholders’ Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Shareholders’ Representative, arising out of or in connection with the Shareholders’ Representative’s carrying out its duties as representative for the Shareholders under this Agreement, including costs and expenses of successfully defending the Shareholders’ Representative against any claim of liability with respect thereto. The Shareholders’ Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel.

(c) If Shareholders’ Representative dies or becomes legally incapacitated, then those other Shareholders holding a majority of the Shares as of the date hereof promptly shall designate in writing to Parent a single individual to replace the deceased or legally incapacitated Shareholders’ Representative as the successor Shareholders’ Representative hereunder. If at any time there shall not be a Shareholders’ Representative or Shareholders so fail to designate a successor Shareholders’ Representative, then Parent may have a court of competent jurisdiction appoint a Shareholders’ Representative hereunder. If the Shareholders’ Representative becomes unable or unwilling, for any reason, to serve as representative for the Shareholders, such other Person or Persons as may be designated by Shareholders holding a majority of the voting interests of the Company Preferred Stock immediately prior to the Closing, shall succeed the Shareholders’ Representative as the representative of the Shareholders in all matters under this Agreement and the transactions contemplated hereby.

(d) Without limiting the generality of the foregoing, Shareholders’ Representative is designated as the sole and exclusive agent, representative and attorney-in-fact for Shareholders for all purposes related to this Agreement (including (i) service of process upon Shareholders, (ii) executing and delivering to Parent or any other Person on behalf of any of or all Shareholders any and all instruments, certificates, documents and agreements with respect to the transactions contemplated by the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters), and any other instrument, certificate, document or agreement referred to in Section 8.02, and (iii) receipt of all notices on behalf of Shareholders with respect to any matter, suit, claim, action or proceeding arising with respect to the sale of the Shares or any transaction contemplated by the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters), including the defense, settlement or compromise of any claim, action or proceeding pursuant to Article X), and Shareholders may act, with respect to all matters under the Transaction Documents (other than the Lock-up Agreements and Employment Offer Letters), only through the Shareholders’ Representative. Parent shall be entitled to rely on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of Shareholders for all purposes under the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters) and shall have no liability for any such reliance. None of Shareholders may revoke the authority of Shareholders’ Representative. Each Shareholder hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by Shareholders’ Representative in the exercise of the power-of-attorney granted to Shareholders’ Representative pursuant to this Section 2.15, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Shareholder. Any payment made to Shareholders’ Representative pursuant to any of the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters) shall be deemed to have been made to Shareholders. Promptly after receiving any such payment, Shareholders’ Representative shall deliver to each Shareholder his, her or its pro rata portion of such payment. Without limiting the foregoing, Shareholders hereby covenant and agree to defend, indemnify and hold harmless the members of the Parent Indemnified Group from and against any Losses arising out of any claim that Shareholders’ Representative failed to distribute to Shareholders (or properly allocate among them) any payments received by Shareholders’ Representative under the Transaction Documents (other than the Trading Restriction Agreements and the Employment Offer Letters).

III.

REPRESENTATIONS AND WARRANTIES AS TO
THE COMPANY

Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, and further subject to any changes contemplated by or provided for in this Agreement or any Transaction Document, all such exceptions to be referenced to a specific representation set forth in this Article III, that:

SECTION 3.01. Organization and Qualification; Subsidiaries. (a) The Company has been duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted (the “Business”). The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for Proficient European Holdings Limited and Proficient Europe Limited (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), the Company does not own an equity interest in any corporation, partnership or joint venture arrangement or other business entity.

SECTION 3.02. Articles of Incorporation and Bylaws. True, complete and correct copies of the Company’s articles of incorporation and bylaws and the Company Subsidiaries’ charter or memorandum and articles of association or other organizational documents and bylaws, each as in effect on the date hereof (the “Organizational Documents”), are included in Section 3.02 of the Company Disclosure Schedule. Such Organizational Documents are in full force and effect. Neither the Company nor either of the Company Subsidiaries is in violation of any of the provisions of its Organizational Documents.

SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 20,100,000 shares of Common Stock, par value $0.01 per share (“Company Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”), of which 230,395 shares of Company Common Stock, 1,589,639 shares of Series A Preferred Stock and 992,485 shares of Series B Preferred Stock are currently issued and outstanding. All of the currently issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The aggregate liquidation preference of each class of Company Preferred Stock is as set forth in Section 3.03 of the Company Disclosure Schedule. In addition, the Company intends to issue 2,000 shares of Series C Preferred Stock immediately prior to the Closing. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as Company Preferred Stock. Except as set forth in Section 3.03 of the Company Disclosure Schedule and except for the Company Preferred Stock, the Company Common Stock, the Company Options and the Company Warrants, there are no shares of capital stock or other equity securities of the Company outstanding. Other than the Senior Secured Promissory Notes, the Company Options and the Company Warrants, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. Except as set forth in Section 3.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. There are no material outstanding contractual obligations of the Company to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Each Shareholder is the lawful owner of record of the number of shares of Company Common Stock and/or Company Preferred Stock, as applicable, set forth opposite the name of such Shareholder in Schedule I to this Agreement.

SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, the other Transaction Documents, and all other instruments, certificates and agreements delivered or required to be delivered pursuant to this Agreement to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and, except as set forth in Section 3.04 of the Company Disclosure Schedule, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or such Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which it is a party has been duly and validly executed and delivered by the Company. This Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 3.05. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement and the other Transaction Documents to which it is a party by the Company do not, and the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Organizational Documents of the Company, (ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 3.05(a), which will result in a Company Material Adverse Effect.

(b) No filing or registration with, or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement except (i) such filings and consents as may be required under any Environmental Law pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (ii) such filings, registrations, notifications, permits, authorizations, consents or approvals that result from the specific legal or regulatory status of the Parent or as a result of any other facts that specifically relate to the business or activities in which the Parent is engaged other than the business of the Company and (iii) such other filings, registrations, notices, permits, authorizations, consents and approvals that if not obtained, made or given would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company’s ability to consummate the transactions contemplated hereby.

(c) Except as set forth in Section 3.05(c) of the Company Disclosure Schedule, no consent of any third party is required by reason of the transactions contemplated by this Agreement.

SECTION 3.06. Permits; Compliance with Laws. Except as set forth in Section 3.06 of the Company Disclosure Schedule, the Company is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to offer or perform its services or to develop, produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the “Company Permits”), and, as of the date of this Agreement, none of the Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the Knowledge of the Company, threatened. The Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (ii) any Company Permits. Section 3.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since January 1, 2006, the Company has not received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws. The transactions contemplated hereby will not result in the suspension or cancellation of any Company Permit.

SECTION 3.07. Financial Statements. (a) Section 3.07 of the Company Disclosure Schedule includes copies of (i) the audited balance sheet of the Company and the Business at December 31, 2005, together with the related statement of operations, shareholders’ equity and cash flows for the year ended December 31, 2005 and the notes thereto and (ii) the unaudited interim balance sheet of the Company and the Business at March 31, 2006, together with the related statement of operations, shareholders’ equity and cash flows for the three months ended March 31, 2006 and the notes thereto along with a review report, reasonably satisfactory in form and substance to the Parent, from the Company’s independent public accountants pursuant to Statement of Accounting Standards No. 100 (the “Company Financial Statements”). The Company Financial Statements: (i) were prepared in accordance with GAAP (except, with respect to the unaudited balance sheet and income statement, for the absence of notes thereto and for year-end adjustments) applied on a consistent basis throughout the periods covered thereby; (ii) present fairly the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended; and (iii) are correct and complete in all material respects, and can be reconciled with the books of account and records of the Company. The Company maintains and will continue to maintain an adequate system of internal controls established and administered in accordance with GAAP.

(b) Except as and to the extent set forth or reserved against on the audited balance sheet of the Company at December 31, 2005, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005.

SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Schedule, since December 31, 2005, the Company has conducted its business only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby by the Company, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Preferred Stock or Company Common Stock or any redemption, purchase or other acquisition of any of the Company’s securities, (v) any grant of equity awards or any increase in the compensation or benefits payable or to become payable to any employees, officers, consultants or directors of the Company, or the establishment, amendment or termination of any Benefit Plan, (vi) any issuance or sale of any stock, notes, bonds or other securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company’s Organizational Documents, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the Business or properties of the Company, (x) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice, or (xi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (x).

SECTION 3.09. Employee Matters. (a) Neither the Company nor any Company Subsidiary is a party to any Contract regarding collective bargaining or other Contract with any labor or trade union or collective bargaining group representing any employee of the Company or any Company Subsidiary, nor does any labor or trade union or collective bargaining agent represent any employee of the Company or any Company Subsidiary. No Contract regarding collective bargaining has been requested by, or is under discussion between management of the Company or any Company Subsidiary (or any management group or association of which the Company or any Company Subsidiary is a member or otherwise a participant) and any group of employees of the Company or any Company Subsidiary, nor are there any representation proceedings or petitions seeking a representation proceeding presently pending against the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any other current activities to organize any employees of the Company or any Company Subsidiary into a collective bargaining unit. There are no unfair labor practice charges or complaints pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or threatened between the Company or any Company Subsidiary and any of their respective employees. There are no pending or threatened complaints, charges or claims against the Company or any Company Subsidiary brought or filed with any Governmental Entity, arbitrator or court based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company or any Company Subsidiary of employees or other Persons providing services to or on behalf of the Company or any Company Subsidiary.

(b) Section 3.09(b) of the Company Disclosure Schedule sets forth a true, accurate and complete list of (i) the Company’s directors, officers, employees, consultants and independent contractors, and (ii) each individual holding outstanding equity awards granted under the Company Option Plans or any other equity arrangement with the Company, as well as the date of grant, applicable vesting schedule, exercise price and any other material terms of such equity awards. As of the date of this Agreement, there are 36 employees of the Company who reside or work in the United States, and 7 employees who reside or work in the United Kingdom. As of the date of this Agreement and as of the Closing Date, the Company and each Company Subsidiary are not delinquent in any material payment to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by any such employees.

(c) The Company has previously delivered or made available to Parent true and complete copies of all employment, consulting, termination, severance and similar Contracts with or for the benefit of, or otherwise relating to, any directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary. Except as set forth in Section 3.09(c) of the Company Disclosure Schedule, none of the execution, delivery or performance of any Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby will result in any liability under any Benefit Plan, including, without limitation, liability for severance pay, retention pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any directors, officers, employees, consultants, or independent contractors, or former directors, officers, employees, consultants or independent contractors of the Company or any Company Subsidiary. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director or other service provider or Shareholder of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Benefit Plan or otherwise could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(d) Except as set forth in Section 3.09(d) of the Company Disclosure Schedule, no employee has given notice to, or received notice from, the Company or any Company Subsidiary or any of their Representatives that any such employee’s employment or service may be terminated or advised the Company or any Company Subsidiary of an intention to give such notice to, or is expected to receive notice from, the Company or any Company Subsidiary or any of their Representatives that any such employee’s employment or service may be terminated.

(e) Neither the Company nor any Company Subsidiary has ever maintained, contributed to (or has been required to maintain or contribute to) or incurred any Liability under any Benefit Plan that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA. Except as set forth in Section 3.09(e) of the Company Disclosure Schedule, there are no, nor have there ever been, any individuals, Persons or entities that together with the Company would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(f) Section 3.09(f) of the Company Disclosure Schedule sets forth a current, accurate and complete list of each Benefit Plan.

(g) The Company has delivered or made available to Parent current, accurate and complete copies of (i) each Benefit Plan and all amendments thereto, and, in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust agreements, insurance contracts, investment management agreements, investment advisory agreements, administrative services agreements or similar agreements maintained in connection with any Benefit Plan, (iii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan, (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan or any other summary of any Benefit Plan, and (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code.

(h) No person previously employed by the Company or any Company Subsidiary has now or may have a right to return to work or a right to be reinstated or re-engaged by any applicable Law. The Company and each Company Subsidiary has at all relevant times complied in all material respects with applicable Laws to which the Company and each Company Subsidiary and the employees or other Persons providing services to or on behalf of the Company and each Company Subsidiary is subject relating to the employment of labor or engagement of other service providers, including all such applicable Laws relating to wages, hours, employment standards, the WARN Act, collective bargaining, immigration, discrimination, civil rights, safety and health, and workers’ compensation, and, except as set forth in Section 3.09(h) of the Company Disclosure Schedule, there are no claims pending or, to the Knowledge of the Company, capable of arising or being threatened by any party in respect of any accident or injury which is not fully covered by insurance of the Company or any Company Subsidiary. Any individual who performs services for the Company and who is not treated as an employee for federal income tax purposes by the Company is not an employee under applicable Law or for any purpose including, without limitation, for tax withholding purposes or Benefit Plan purposes.

(i) Except as set forth in Section 3.09(i) of the Company Disclosure Schedule, to the Knowledge of the Company, no employees or former employees of the Company or any Company Subsidiary are currently in violation or have previously violated any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others. No employees of the Company or any Company Subsidiary have given notice to the Company or any Company Subsidiary, nor is the Company or any Shareholder otherwise aware, that any such employee intends to terminate his or her employment with the Company or any Company Subsidiary.

(j) Each person who is an employee of the Company on the date of this Agreement and each person who is an employee of the Company on the Closing Date has signed a non-competition agreement with the Company pursuant to which such persons are restricted in their ability to enter into an employment or consulting arrangement with a competing company for a period of at least one year following the cessation of their employment with the Company.

(k) Each person who is an employee of the Company or any Company Subsidiary on the date of this Agreement and each person who is an employee of the Company or any Company Subsidiary on the Closing Date has signed an agreement with the Company or a Company Subsidiary pursuant to which such persons have assigned to the Company or any Company Subsidiary any and all rights associated with any invention or idea in any way connected to the employee’s employment by the Company or any Company Subsidiary or in any way connected to the Company’s business, research and development, or demonstrably anticipated research and development.

(l) Each Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the IRS upon which it may rely regarding its qualified status (or such Benefit Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS upon which the Company may rely as to its qualified status pursuant to the IRS’s Announcement 2001-77 and its progeny) and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or tax liability. Each Benefit Plan that is intended to receive favorable tax treatment under applicable Law is designed and operated in a manner consistent with such treatment, and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such favorable tax treatment. Each Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code. The Company and each Company Subsidiary are not in default of any obligation relating to any Benefit Plan. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any Benefit Plan.

(m) Except as set forth in Section 3.09(m) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to provide post-termination health and welfare benefits of any kind to any of their current or former employees pursuant to any Benefit Plan, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

(n) All payments required by any Benefit Plan, any collective bargaining agreement or other agreement, or by law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or provided for by the Company, in accordance with the provisions of each of the Benefit Plans, applicable Law and United States GAAP.

(o) No claim, lawsuit, arbitration or other action has been asserted, instituted, or, to the Knowledge of the Company, is anticipated or has been threatened against any of the Benefit Plans (other than non-material, routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company, any Company Subsidiary, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary (whether current, former or retired), or any of the assets of any trust of any of the Benefit Plans. No Benefit Plan is under, and the Company has not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any tax or penalty.

(p) With respect to each Benefit Plan that is funded mostly or partially through an insurance policy, neither the Company nor any Company Subsidiary has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing Date.

(q) None of the Company, any Company Subsidiary, any employee, officer, director, stockholder or other service provider of the Company or any Company Subsidiary has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan.

(r) Neither the Company nor any Company Subsidiary has any unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Except as set forth in Section 3.09(r) of the Company Disclosure Schedule, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

(s) With respect to each Benefit Plan mandated by a government other than the United States or subject to the laws of a jurisdiction outside of the United States (each, a “Foreign Benefit Plan”), the fair market value of the assets of such plan, the liability of each insurer for any such plan funded through insurance or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Benefit Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

SECTION 3.10. Contracts. Except for the Contracts described in Section 3.10 of the Company Disclosure Schedule (individually, a “Material Contract” and collectively, the “Material Contracts”), the Company is not a party to or bound by any material Contract, including without limitation:

(a) any sales, advertising, distribution or agency contract in excess of $24,000 over the life of the contract or in excess of $2,000 a month if the Contract is for a period of less than 12 months;

(b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact in excess of $24,000 over the life of the contract or in excess of $2,000 a month if the Contract is for a period of less than 12 months;

(c) any contract for which the current term extends beyond one year after the date of this Agreement;

(d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(e) any contract for capital expenditures in excess of $24,000 in the aggregate;

(f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other corporation, partnership, limited liability company, trust, individual or other entity;

(g) any confidentiality, secrecy or non-disclosure contract entered into by the Company with respect to which the Company is, or could reasonably be expected to have, ongoing obligations which could, if not complied with, result in a Company Material Adverse Effect;

(h) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, pursuant to which payments in excess of $24,000 remain outstanding;

(i) any contract with an Affiliate;

(j) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(k) any foreign currency forward exchange contracts; or

(l) any employment contract, arrangement or policy (including without limitation any collective bargaining contract or union agreement) which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits).

The Company has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and has not received notice that it is in default in respect of any Material Contract. Each of the Material Contracts is valid and binding and in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company, or to the Knowledge of the Company, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered to the Parent.

SECTION 3.11. Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of the Company, threatened against the Company or any of its properties or any of its officers or directors (in their capacities as such) or relating to the Business. There is no judgment, decree or order against the Company or, or, to the Knowledge of the Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Schedule also lists all litigation that the Company has pending against other parties.

SECTION 3.12. Environmental Matters. To the Company’s Knowledge: (a) the Company is in material compliance with all applicable Environmental Laws and all Company Permits required by Environmental Laws; (b) all past noncompliance, if any, of the Company with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (c) the Company has not released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company, in violation of any Environmental Law.

SECTION 3.13. Intellectual Property. (a) Section 3.13(a) of the Company Disclosure Schedule contains a true and complete list of the Company’s patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, Internet domain names, Internet domain name applications, copyright registrations and applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign Laws by the Company to protect its interests in the Company Intellectual Property, and includes details of all due dates for further filings, maintenance, payments or other actions falling due in respect of the Company Intellectual Property within twelve (12) months of the Closing Date. All of the Company’s owned patents, patent applications, registered trademarks, trademark applications and registered copyrights remain in good standing with all fees and filings due as of the date hereof.

(b) The Company Intellectual Property contains only those items and rights which are: (i) owned by the Company or the Company Subsidiary; (ii) in the public domain; or (iii) rightfully used by the Company pursuant to a valid and enforceable license or other agreement (the “Company Licensed Intellectual Property”), the parties, date, term and subject matter of all licenses or other agreements in which the Company is licensed to use Intellectual Property owned by a third party (each, a “License Agreement”) (other than for open source software, which is subject to Section 3.13(n)) being set forth in Section 3.13(b) of the Company Disclosure Schedule. The Company has all rights in the Company Intellectual Property which includes all rights necessary to carry out the Company’s current activities and the Company’s future activities to the extent such future activities are already planned, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

(c) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by the Company does not infringe on any Intellectual Property or personal right of any Person anywhere in the world. The Company has not received notice of any pending or threatened claims (including offers to grant licenses) (i) challenging the right of the Company to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by the Company of Intellectual Property or indicating that the failure to take a license would result in any such claim, (ii) challenging the validity, effectiveness or, other than with respect to the Company Licensed Intellectual Property, ownership by the Company of any Company Intellectual Property or asserting any opposition, interference, termination, abandonment, unenforceability, or infirmity of any Company Intellectual Property, or (iii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by the Company or its agents or use by its customers infringes or will infringe on or misappropriate any intellectual property or other proprietary or personal right of any Person. No such claims have been threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind. All of the rights within the Company Intellectual Property are enforceable and subsisting. To the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any Company Intellectual Property by any third party, employee or former employee.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has not made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company) of any Company Intellectual Property. Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in agreements entered into in the ordinary course of business.

(e) The Company has taken commercially reasonable measures to maintain and protect the proprietary nature of the Company Intellectual Property, including the signing by all employees, agents, consultants, contractors or any other Persons who have contributed to or participated in the conception and development of the Company Intellectual Property or have or had access to know-how or trade secret information, of valid and binding nondisclosure agreements. All such Persons who have contributed to or participated in the conception and development of the Company Intellectual Property have also (i) been a party to an enforceable agreement with the Company in accordance with applicable national and state Law that accords the Company full, effective, exclusive and original ownership of all tangible and intangible property as “works-for-hire,” arising from the efforts of such personnel, and (ii) executed appropriate instruments of assignment in favor of the Company that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property arising from the efforts of such personnel, which are not otherwise covered by (i).

(f) The Company is not, nor as a result of the execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, will the Company be, in violation of any license, sublicense, agreement or instrument to which the Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company’s obligations hereunder, cause the diminution, termination or forfeiture of any the Company Intellectual Property.

(g) Section 3.13(g) of the Company Disclosure Schedule contains a true and complete list of all the software programs used in connection with the Business (the “Company Software Programs”) (other than for open source software, which is subject to Section 3.13(n)). The Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs that it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. The Company has full and unrestricted rights to use the Company Software Programs that it licenses, pursuant to license agreements listed in Section 3.13(b).

(h) The source code and system documentation relating to the Company Software Programs have been maintained in strict confidence and (i) have been disclosed by the Company only to those of its employees who have a “need to know” the contents thereof in connection with the performance of their duties to the Company and who have executed nondisclosure agreements with the Company; and (ii) have been disclosed to only those third parties who have executed nondisclosure agreements with the Company. The source code and system documentation relating to the Company’s Software Programs are not the subject of any escrow or similar agreement giving any third party rights in or to such source code and/or system documentation upon the occurrence of certain events.

(i) Except as set forth in Section 3.13(i) of the Company Disclosure Schedule, the Company Intellectual Property is free and clear of any and all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges of any kind.

(j) Except as set forth in Section 3.13(j) of the Company Disclosure Schedule, the Company does not owe nor will owe any royalties or other payments to third parties in respect of the Company Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

(k) To the Knowledge of the Company, the Company Software Programs and other Company Intellectual Property contain no “viruses.” For the purposes of this Agreement, “virus” means any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware including, without limitation, worms, bombs, backdoors, clocks, timers, or other disabling device code, designs or routines which causes the software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any party.

(l) All data which has been collected, stored, maintained or otherwise used by the Company has been collected, stored, maintained and used in accordance with all applicable Laws and industry standards. The Company has not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. The Company has made all registrations that the Company is required to have made in relation to the processing of data, and is in good standing with respect to such registrations, with all fees due prior to or as of the Closing Date duly made. The Company’s practices are, and have always been, in compliance with (i) its then-current privacy policy, including the privacy statement posted on the Company’s Web site, and (ii) its customers’ privacy policies, when required to do so by Contract.

(m) The Company has implemented standards which are commercially reasonable in the technology services industry to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification and there has been no breach of security involving any information assets.

(n) (i) The Company is in compliance with all licenses and other requirements of all open source or public library software licenses (including any version of any software licensed pursuant to any GNU public license and all other similar public licenses) which is embodied or included or employed in any product marketed, licensed, sold or distributed by the Company; (ii) except as set forth in Section 3.13(n) of the Company Disclosure Schedule, no product currently marketed, licensed, sold, or distributed by the Company (or portion thereof) is, nor, when delivered to the Parent, will be, in whole or in part, governed by an Excluded License (for purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification and/or distribution of software subject to the Excluded License, that (a) such software and/or other software combined and/or distributed with such software be disclosed or distributed in source code form, or (b) such software and/or other software combined and/or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works)); (iii) the Company has not incorporated into any product that is currently marketed, licensed, sold, or distributed by the Company (or any portion of any of the foregoing) any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by the Company, (iv) the Company has not incorporated into any product that is currently marketed, licensed, sold, or distributed by the Company (or any portion of any of the foregoing) any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that the Company give attribution for its use of such code, modules, utilities, or libraries.

SECTION 3.14. Taxes. (a) All material Tax Returns required to be filed by or on behalf of the Company and the Company Subsidiaries or any of their predecessor corporations, or any consolidated, combined, affiliated or unitary group of which the Company or a Company Subsidiary is or has ever been a member, have been timely filed with the appropriate tax authorities or requests for extensions have been timely filed and any such extensions have been granted and have not expired. All such Tax Returns were correct and complete in all material respects, except as otherwise set forth, reflected in, reserved against or disclosed in the Company Financial Statements.

(b) All Taxes with respect to taxable periods or portions thereof covered by such Tax Returns and all other material Taxes (without regard to whether a Tax Return was or is required) for which the Company or a Company Subsidiary is otherwise liable that are due have been paid in full or are being contested in good faith (and such contest is disclosed in Section 3.14(b) of the Company Disclosure Schedule) and, to the extent the liabilities for such Taxes are not due or are being contested in good faith, adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(c) To the Knowledge of the Company, there are no Liens on any of the assets of the Company or a Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) The Company and the Company Subsidiaries have timely withheld proper and accurate amounts from their employees, customers, shareholders and others from whom they are or were required to withhold Taxes, including social security, in compliance in all material respects with all applicable Laws and has timely paid all such withheld amounts to the appropriate taxing authorities.

(e) The United Kingdom is the only country other than the United States of America in which the Company or a Company Subsidiary regularly conducts trade or business.

(f) Neither the Company nor any Company Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) Parent has been furnished by the Company with true and complete copies of all federal, state local and foreign income or franchise Tax Returns and state sales and use Tax Returns for or including the Company and each of the Company Subsidiaries for all periods after December 31, 2000.

(h) Neither the Company or any of the Company Subsidiaries has received notice that it has not filed a Tax Return or paid Taxes required to be filed or paid, and no tax authority of a jurisdiction in which it does not file Tax Returns has asserted that it may be obligated to file Tax Returns in that jurisdiction.

(i) Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing agreement.

(j) Neither the Company nor any of the Company Subsidiaries has been or is required to make any adjustment pursuant to Code Section 481(a) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, there is no application pending with any taxing authority requesting permission for any changes in any of its accounting methods for Tax purposes and no taxing authority has proposed any such adjustment or change in accounting method.

(k) Neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of the Company Subsidiaries (1) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return, other than a consolidated group of which the Company is the common parent or (2) has any liability for Taxes of any person (other than Company and the Company Subsidiaries) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by agreement or otherwise.

(m) Since January 1, 2003, neither the Company nor any of the Company Subsidiaries has participated in a “reportable transaction” as described in Treasury Regulations section 1.6011-4.

(n) There are no tax rulings, requests for rulings or closing agreements relating to the Company or any of the Company Subsidiaries that could affect their liability for Taxes for any period after the Closing Date. Neither the Company nor any of the Company Subsidiaries will be required to include in the gross income of a taxable period ending after the Closing Date income or gain attributable to a prior taxable period that was not recognized in that prior taxable period as a result of the installment method, the completed contract method or the cash method of accounting, any other method of accounting or section 263A of the Code.

(o) The shares of the Company do not constitute a United States real property interest within the meaning of IRC Section 897.

(p) Neither the Company nor any of the Company Subsidiaries has any obligation to pay and no payments will be made in connection with the transactions contemplated by this Agreement of any amount that constitutes an excess parachute payment within the meaning of Code section 280G.

(q) Neither the Company nor any Company Subsidiary has treated as an independent contractor any Person not properly classified as such.

(r) There is no outstanding power of attorney of the Company or any Company Subsidiary with respect to Taxes.

SECTION 3.15. Insurance. The Company is presently insured, and since inception has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company provide adequate coverage against loss. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has heretofore furnished to the Parent a complete and correct list as of the date hereof of all insurance policies maintained by the Company, and has made available to the Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. The Company has complied in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. The Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to the Company in respect of such suits, claims, actions, proceedings and investigations.

SECTION 3.16. Properties. Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company has good and marketable title to all of its properties and assets, free and clear of all material Liens, whether tangible or intangible, real, personal or mixed, reflected in the Company Financial Statements as being owned by the Company as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) Liens disclosed in the notes to the Company Financial Statements and (iii) Liens arising in the ordinary course of business after the date of such financial statements. All properties used in the Company’s operations are reflected in the balance sheets included in the Company Financial Statements to the extent GAAP require the same to be reflected. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, and held under leases or sub-leases by the Company, are held under valid instruments enforceable against the Company in accordance with their respective terms, subject to applicable Laws of bankruptcy, insolvency or similar Laws relating to creditors’ rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of the Company’s equipment in regular use has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted. The Company owns or has the valid and subsisting right to use all assets and properties necessary to operate the Company’s business in the manner presently conducted.

SECTION 3.17. Affiliates. Section 3.17 of the Company Disclosure Schedule sets forth the names and addresses of each Person who is, in the Company’s reasonable judgment, an Affiliate of the Company. The Company is not indebted to, nor does it owe any contractual commitment or arrangement to, with or for the benefit of, any director, officer, employee, Affiliate or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). To the Knowledge of the Company, no current or former director, officer, employee, Affiliate or agent of the Company is presently, or, in the last three years has been, the direct or indirect owner of an interest in any corporation, firm, association, or business organization which is a present (or potential) competitor, supplier or customer of the Company. Except for normal salaries and bonuses and reimbursement of ordinary expenses, since December 31, 2005, the Company has not made any payments, loans or advances of any kind, or paid any dividends or distributions of any kind, to or for the benefit of the Shareholders, or any of their respective affiliates, associates or family members.

SECTION 3.18. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

SECTION 3.19. Certain Business Practices. Neither the Company nor, to the Knowledge of the Company, any directors, officers, agents or employees of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

SECTION 3.20. Accounts Receivable. Subject to any reserves set forth in the Company Financial Statements, the accounts receivable shown on the Company Financial Statements represent bona fide claims for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Company Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods and is sufficient to provide for any losses which may be sustained on realization of the receivables.

SECTION 3.21. Customers and Suppliers. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no customer which individually accounted for more than 5% of the Company’s or the Business’ gross revenues during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate or decrease its relationship with the Company, or has decreased materially its relationship with the Company or its usage of the services or products of the Company, as the case may be.

SECTION 3.22. Grants, Incentives and Subsidies. The Company has not received any grants, incentive and subsidy programs (“Grants”) from any Governmental Authority. The Company is not subject to any obligation to pay royalties in connection with sales of its products.

SECTION 3.23. Bank Accounts. Section 3.23 of the Company Disclosure Schedule contains a complete and correct list of each bank account or safe deposit box of the Company, the names and locations of all banks in which the Company has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto.

SECTION 3.24. Books and Records. The books of accounts, minute books, stock record books, and other records of the Company have been maintained in accordance with sound business practices in all material respects. The stock or ownership records of the Company as presented to Parent fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock.

SECTION 3.25. The Worker Adjustment and Retraining Act. The Company and the Company Subsidiaries warrant and represent that they have and will continue to have fewer than 50 employees through the date of this Agreement. The Company and the Company Subsidiaries further represent and warrant that they shall not take any actions on or prior to the date of this Agreement, and have not contemplated taking any actions between the date of this Agreement and the Effective Date that would implicate the notice provisions or any other provisions of the Worker Adjustment and Retraining Act or similar state law.

SECTION 3.26. Representations Complete. None of the representations or warranties made by the Shareholders or the Company herein or in any Company Disclosure Schedule hereto, or certificate furnished by the Shareholders or the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

IV.

[INTENTIONALLY OMITTED]

V.

REPRESENTATIONS AND WARRANTIES OF PARENT

The Parent represents and warrants to the Company as follows:

SECTION 5.01. Organization and Qualification; Subsidiaries. The Parent and each directly and indirectly owned Subsidiary of the Parent (the “Parent Subsidiaries”) has been duly incorporated or otherwise organized and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Parent, and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.02. Capitalization. (a) The authorized capital stock of the Parent consists of (i) 100,000,000 shares of the Parent Common Stock, of which 38,879,018 shares are issued and outstanding at March 31, 2006, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are currently issued and outstanding. All of the outstanding shares of the Parent Common Stock have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(b) All of the shares of the Parent Common Stock to be issued to the Shareholders in connection with the transactions contemplated hereby, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to any contractual restriction, preemptive rights or similar contractual rights granted by the Parent (other than the Trading Restriction Agreements).

SECTION 5.03. Authority Relative to this Agreement. The Parent has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party by the Parent and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement or any other Transaction Document to which the Parent is a party or to consummate such transactions. This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by the Parent. Assuming the due authorization, execution and delivery by the Company and the Shareholders, this Agreement constitutes, and each other Transaction Document to which it is a party will constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

SECTION 5.04. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Parent and the execution and delivery of each other Transaction Document to which it is a party by the Parent, do not, and the performance by the Parent of its obligations hereunder and/or thereunder, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Organizational Documents of the Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) conflict with or violate any Law applicable to the Parent or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of the Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation in each case, with respect to clauses (ii) and (iii) of this Section 5.04(a), which will result in a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties set forth in Article III, the execution and delivery of this Agreement by the Parent do not, and the execution of each other Transaction Document to which it is a party will not, and the performance by the Parent of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing by the Parent with or notification by the Parent to, any Governmental Entity.

SECTION 5.05. SEC Filings; Financial Statements. (a) Parent has filed or furnished all forms, reports and documents (the “Parent SEC Documents”) required to be filed or furnished by it under the Exchange Act.

(b) Except as is provided in the Parent SEC Documents, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Parent and the consolidated Parent Subsidiaries for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

SECTION 5.06. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s most-recently filed Form 10-Q, there has not been (a) any condition, event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or which would reasonably be expected to prevent, hinder or materially delay the ability of the Parent to consummate the transactions contemplated hereby, (b) any material change by the Parent or any Parent Subsidiary in its accounting methods, principles or practices, or (c) any event pursuant to which the Parent or any Parent Subsidiary has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement, in each case, outside of the ordinary course of business which, individually or in the aggregate, would be reasonably expected to have a Parent Material Adverse Effect.

SECTION 5.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Parent.

SECTION 5.08. Certain Tax Representations and Warranties.

(a) Parent has no present plan or intention to liquidate the Company following the Merger, to merge the Company into another corporation, or cause the Company to sell or otherwise dispose of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

(b) Parent has no present plan or intention to cause the Company, following the Merger, (A) to not continue its historic business or (B) to not use a significant portion of its historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations.

(c) Parent has no present plan or intention, following the Merger, to issue additional shares that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

(d) Neither Parent nor, to the Knowledge of Parent, any person related to Parent within the meaning of Treasury Regulations Section 1.368-1(e)(4), has a present plan or intention to acquire any of the Parent stock issued in the Merger.

(e) Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

SECTION 5.09. Representations Complete. None of the representations or warranties made by the Parent herein or in any certificate furnished by the Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

VI.

COVENANTS

SECTION 6.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Closing Date, unless contemplated by or provided for in this Agreement, or unless Parent shall otherwise agree in writing, (x) the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use its reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and to preserve the current relationships of the Company with such of the corporate partners, customers, suppliers and other Persons with which the Company has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Organizational Documents, other than to adopt an amendment to its articles of incorporation to provide for the issuance of Series C Preferred Stock to the UK Minority Shareholders;

(b) (i) other than with respect to the exercise of currently outstanding Company Options or Company Warrants, and other than with respect to the issuance of shares of a newly-created Series C Preferred Stock to the UK Minority Shareholders, issue or sell or authorize the issuance or sale of any shares of capital stock of the Company of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company; or (ii) pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the pledge, disposition, grant, transfer, lease, license or encumbrance of any property or assets of the Company, except sales of inventory in the ordinary course of business consistent with past practice;

(c) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or Person or any division thereof; (ii) other than the borrowing of the Senior Unsecured Promissory Notes, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of the Company; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Material Contract or License Agreement; (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 2006 and disclosed in writing to the Parent and that are not, in the aggregate, in excess of $10,000 for the Company; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f) amend the terms of, repurchase, redeem or otherwise acquire, any of its securities or propose to do any of the foregoing;

(g) (i) grant or announce any stock option, equity or incentive awards or any increase in the compensation payable or to become payable to its directors, officers, consultants or employees; (ii) grant any rights to pension, retirement allowance, termination, severance pay, bonus or other employee benefits to its directors, officers, consultants or employees; (iii) hire any new employees, other than in the ordinary course of business and consistent with past practice with respect to employees with an annual base and incentive compensation opportunity not to exceed $75,000, (iv) enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the transactions contemplated hereby with, any director, officer, consultant or other employee of the Company, in each case who is not currently entitled to such benefits; (v) establish, adopt, enter into, amend or terminate any collective bargaining agreement or any Benefit Plan, except to the extent required by applicable Law or the terms of a collective bargaining agreement; or (vi) enter into or amend any contract, agreement, commitment or arrangement between the Company and any of the Company’s directors, officers, consultants or employees;

(h) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against on the balance sheet of the Company dated as of March 31, 2006 previously presented to the Parent and only to the extent of such reserves;

(i) make any change with respect to the Company’s accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by GAAP;

(j) make or change any material Tax election, adopt or change any Tax method of accounting, file any amended Tax Return or refund claim, or settle or compromise any material Tax liability;

(k) cancel or terminate any insurance policy naming it as a beneficiary or a loss payee, except in the ordinary and usual course of business;

(l) maintain the books and records of the Company in a manner not consistent with past business practices;

(m)  take any action which would materially adversely affect the goodwill of its suppliers, customers and others with whom it has business relations;

(n) fail to pay and perform all of its debts, obligations and liabilities as and when due and all leases, agreements, contracts and other commitments to which it is a party in accordance with the terms and provisions thereof;

(o) fail to comply in all material respects with all Laws that may be applicable to its business; or

(p) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder or result in any of the conditions to the Closing set forth herein not being satisfied.

SECTION 6.02. Notices of Certain Events. Each of the Parent and the Company shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened (in each case, after the date hereof) against, relating to or involving or otherwise affecting the Parent or the Company, or that relate to the consummation of the transactions contemplated hereby; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, or to delay or impede the ability of the Parent, the Company or any of the Shareholders to perform their respective obligations under this Agreement and to effect the consummation of the transactions contemplated hereby.

SECTION 6.03. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Parent or the Company is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Closing Date, the Parent and the Company shall (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish reasonably promptly such information concerning its business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

(b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03 or pursuant to the Confidentiality Agreement. The Shareholders hereby agree to be bound by the terms of the Confidentiality Agreement as if they were parties thereto.

SECTION 6.04. No Solicitation of Transactions. The Company and the Shareholders shall not, directly or indirectly, and shall cause the Company’s Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to the Shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Company’s Representatives to take any such action. Any violation of the restrictions set forth in this Section 6.04 by any Representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.04 by the Company. The Company shall notify the Parent promptly if any proposal or offer, or any inquiry or contact with any Person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep the Parent apprised, on a current basis, of the status of such Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

SECTION 6.05. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Laws. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings.

(b) Each of the Company and the Parent will give any notices to third Persons, and use commercially reasonable efforts to obtain any consents from third Persons necessary, proper or advisable (as determined in good faith by the Parent with respect to such notices or consents to be delivered or obtained by the Company) to consummate the transactions contemplated by this Agreement.

SECTION 6.06. Certain Tax Matters. (a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, The Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) Tax Returns. The following provisions shall govern the allocation of responsibility as between the Parent and the Shareholders for certain tax matters following the Closing Date:

(i) Tax Periods Ending on or Before the Closing Date. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Parent shall permit the Shareholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholders shall reimburse the Parent for Taxes of the Company and its Subsidiaries with respect to such periods within fifteen (15) days after payment by the Parent or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company’s balance sheet as of March 31, 2006.

(ii) Tax Periods Beginning Before and Ending After the Closing Date. The Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Parent shall permit the Shareholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholders shall pay to the Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Company’s balance sheet as of March 31, 2006. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and its Subsidiaries.

(iii) Cooperation on Tax Matters. The Parent, the Shareholders’ Representative and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Parent or the Shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(iv) The Parent and the Shareholders further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(v) The Parent and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(d) FIRPTA Certificate. At the Closing, the Company shall provide Parent with a statement pursuant to Treasury Regulations Section 1.897-2(h), dated no more than 30 days prior to Closing, certifying that the shares of the Company do not constitute a U.S. real property interest.

SECTION 6.07. Public Announcements. Until the earlier of termination of this Agreement or the Closing Date, the Parent, on the one hand, and the Company and the Shareholders, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement that is not approved by the other party, except as may be required by Law or the rules of the Nasdaq Capital Market, in which case the parties will make reasonable efforts to consult with each other prior to the making of such public statement.

SECTION 6.08. Trading Restriction Agreement Legend. Each Parent Certificate Stock issued to a Significant Shareholder shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A TRADING RESTRICTION AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF LIVEPERSON, INC.”

SECTION 6.09. Certain Covenants of Parent. Parent covenants and agrees in favor of the Shareholders that (i) it shall use commercially reasonable efforts to maintain and grow the customer base of the Company consistent with the practices of Parent and the Company prior to the Closing Date, including, without limitation, supporting the efforts to secure the prospective customers set forth on Annex II and Annex III hereto, and (ii) it shall make timely severance payments to those employees of the Company whose employment is terminated consistent with the Company’s prior severance policies, as set forth on Section 6.09.

SECTION 6.10. Certain Covenants of Company. Company covenants and agrees in favor of Parent to (i) payoff all amounts owed pursuant to the Loan and Security Agreement by and between PSI and RBC Centura Bank, (ii) cause to be repaid in Parent Common Stock, out of the Aggregate Merger Consideration, all of the Senior Secured Promissory Notes Repayment Amount, and (iii) cause to be repaid in Parent Common Stock, out of the Aggregate Merger Consideration, all of the Senior Unsecured Promissory Notes Repayment Amount.

VII.

STOCK MATTERS

SECTION 7.01. Required Registration. As promptly as practicable after the Closing, unless prohibited by Law, but in no event later than ten (10) calendar days after the Closing Date (or, if such date is any day on which the filing of documents with the SEC pursuant to the Exchange Act or the rules and regulations thereunder may not be made, then the next day thereafter on which the filing of such documents with the SEC may be made), Parent agrees to file a Registration Statement on Form S-3 or other applicable registration statement (the “Re-Sale Registration Statement”) to register the resale of any and all of the shares of Parent Common Stock issued or issuable pursuant to this Agreement (together, the “Shares”). Parent shall use its commercially reasonable efforts to cause the SEC to declare the Re-Sale Registration Statement effective as promptly as possible, but in any event no later than the 90th day after the Closing; provided, however, that not less than two Business Days prior to the filing of the Re-Sale Registration Statement or any amendment thereto or any supplement to the prospectus included therein, Parent shall provide the Shareholders’ Representative with a copy of the Re-Sale Registration Statement or amendment or supplement proposed to be filed and Parent agrees to consider all appropriate comments provided by the Shareholders’ Representative with respect to the Re-Sale Registration Statement for inclusion in the Re-Sale Registration Statement; provided, further, that Parent shall have no liability to the Company or the Shareholders’ Representative for the failure of the SEC to declare the Re-Sale Registration Statement effective no later than the 90th day after the Closing if such failure is a result, directly or indirectly, of the Company’s or the Shareholders’ Representative’s failure to cooperate with Parent pursuant to the terms of this Agreement. Parent shall thereafter maintain the effectiveness of the Re-Sale Registration Statement until the earlier of (a) the date on which all the Shares have been sold pursuant to the Re-Sale Registration Statement or Rule 144 promulgated under the Securities Act (“Rule 144”), and (b) such time as Parent reasonably determines, based on an opinion of counsel, that the holders of the Shares will be eligible to sell under Rule 144 all of the Shares then owned by them within the volume limitations imposed by paragraph (e) of Rule 144 in the three-month period immediately following the termination of the effectiveness of the Re-Sale Registration Statement. Parent’s obligations contained in this Section 7.01 shall terminate on the second anniversary of the last date on which shares of Common Stock are issued or released from escrow pursuant to this Agreement.

SECTION 7.02. Registration Procedures. (a) In case of the Re-Sale Registration Statement effected by Parent subject to this Article VII, Parent shall keep the Company and its counsel advised in writing as to the initiation of such registration, the effectiveness thereof, any correspondence from the SEC with respect thereto, and the completion thereof. In addition, subject to Section 7.01 above, Parent shall, to the extent applicable to the Re-Sale Registration Statement:

(i) prepare and file with the SEC such amendments and supplements to the Re-Sale Registration Statement as may be necessary to keep such registration continuously effective and free from any material misstatement or omission necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and comply with provisions of the Securities Act with respect to the disposition of all securities covered thereby at all times during the period referred to in Section 7.01;

(ii) update, correct, amend and supplement the Re-Sale Registration Statement as necessary;

(iii) notify the Shareholders’ Representative promptly when the Re-Sale Registration Statement or any amendment thereto is declared effective by the SEC and upon the filing of any amendment to the Re-Sale Registration Statement or any supplement to the prospectus included therein, and furnish such number of prospectuses, including preliminary prospectuses, and other documents incident thereto as the Shareholders’ Representative may reasonably request from time to time;

(iv) use its commercially reasonable efforts to register or qualify the Shares under such other securities or blue sky laws of such jurisdictions of the United States where an exemption is not available and as the Shareholders’ Representative may reasonably request to enable it to consummate the disposition in such jurisdiction of the Shares (provided, however, that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this provision, or (B) consent to general service of process in any such jurisdiction, or (C) subject itself to taxation in any jurisdiction where it is not already subject to taxation);

(v) notify the Shareholders’ Representative at any time when a prospectus relating to the Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Re-Sale Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and subject to Section 7.02(d), Parent will promptly prepare a supplement or amendment to such prospectus, so that, as thereafter delivered to purchasers of such shares, such prospectus will not contain any untrue statements of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) cause all such Shares to be listed or qualified for trading on each securities exchange or market on which similar securities issued by Parent are then listed or qualified and obtain all necessary approvals from such exchange or market for trading thereon;

(vii) provide a transfer agent and registrar for all such Shares not later than the effective date of the Re-Sale Registration Statement and at all times during the period specified in Section 7.01;

(viii) upon the sale of any Shares pursuant to the Re-Sale Registration Statement, direct the transfer agent to remove the Securities Act legend from all certificates or other instruments evidencing the Shares;

(ix) With a view to making available to the Shareholders the benefits of certain rules and regulations of the SEC that at any time permit the sale of the Shares to the public without registration, so long as any Shares are outstanding, Parent shall use its commercially reasonable efforts for a period of two years following the last date on which shares of Common Stock are issued or released from escrow pursuant to this Agreement:

(a)	to make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b)	to file with the SEC in a timely manner all reports and other documents required of Parent under the Exchange Act; and

(c)
to furnish to the Shareholders’ Representative upon any reasonable request a written statement by Parent as to its compliance with the public information requirements of Rule 144(c) under the Securities Act; and

(x) To advise the Shareholders’ Representative promptly after it has received notice or obtained knowledge of the existence of any stop order by the SEC delaying or suspending the effectiveness of the Re-Sale Registration Statement or of the initiation or threat of any proceeding for that purpose, and to make every commercially reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Re-Sale Registration Statement at the earliest possible time.

(b) Notwithstanding anything stated or implied to the contrary in Section 7.02(a) above, Parent shall not be required to consent to any underwritten offering of the Shares or to any specific underwriter participating in any underwritten public offering of the Shares.

(c) The holders of the Shares agree that upon receipt of any notice from Parent of the happening of any event of the kind described in Section 7.02(a)(v), and subject to Section 7.02(d), such holders will forthwith discontinue their disposition of Shares pursuant to the registration statement relating to such Shares until the receipt by such holders of the copies of the supplemented or amended prospectus contemplated by Section 7.02(a)(v) (such interim period in which the holders of the Shares are unable to dispose of the Shares is hereinafter referred to as the “Blocked Period”) and, if so directed by Parent, will deliver to Parent at Parent’s expense all copies, other than permanent file copies, then in such holders’ possession, of the prospectus relating to such Shares current at the time of receipt of such notice. However, if during the Blocked Period, Parent proposes to register on a registration statement (other than a resale registration statement on Form S-3 or a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) any of its stock or other securities in connection with the public offering of such stock or securities, then Parent shall use its best efforts to include such Shares as requested by the holders thereof in such registration statement filed by Parent with the SEC; provided, however, that in the case of an underwritten public offering, if the underwriters advise Parent that marketing factors require a limitation of the number of shares to be underwritten, Parent and its underwriters shall allocate the number of shares to be registered in such offering as follows: (i) first, to Parent; (ii) second, to the holders of the Shares; and (iii) thereafter, to the extent additional securities may be included in such offering, to any other holders of Parent securities other than the holders of the Shares.

(d) In addition to any discontinuance of the disposition of Shares under Section 7.02(c) above, Parent, upon the happening of any pending corporate development, public filing with the SEC or similar event, that, in the good faith judgment of Parent’s Board of Directors based on the advice of counsel, renders it advisable to suspend use of the prospectus, may, for no more than forty-five (45) days in the aggregate per event and no more than ninety (90) days in the aggregate in any 180-day period (each a “Suspension Event”), suspend use of the prospectus, on written notice to the holders of the Shares (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), in which case the holders of the Shares shall discontinue disposition of Shares covered by the registration statement related to such Shares or prospectus until copies of a supplemented or amended prospectus are distributed to them or until they are advised in writing by Parent that sales of Shares under the applicable prospectus may be resumed and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus, provided that in any event holders of Shares will not be required to discontinue disposition of the Shares for more than the aggregate period(s) set forth in this Section 9.02(d) above. The suspension and notice thereof described in this Section 7.02(d) shall be subject to the confidentiality provisions of Section 6.03 herein and the Nondisclosure Agreement and shall not be disclosed by the Seller. Parent may not utilize the suspension described in this Section 7.02(d) for more than two (2) Suspension Events in any twelve-month period. Parent will use commercially reasonably efforts to ensure that the use of the Re-Sale Registration Statement and prospectus may be resumed as promptly as practicable.

(e) Except as required by Law, all expenses incurred by Parent in complying with this Article VII, including but not limited to, all registration, qualification and filing fees, printing expenses, fees and disbursements of counsel and accountants for Parent, blue sky fees and expenses (including fees and disbursements of counsel related to all blue sky matters) incurred in connection with any registration, qualification or compliance pursuant to this Article VII shall be borne by Parent. All underwriting discounts and selling commissions applicable to a sale incurred in connection with any registration of Shares and the legal fees and other expenses of the holders of the Shares shall be borne by such holders.

If Shares are included in any registration, the holder(s) of such Shares shall furnish Parent such information regarding itself or themselves as Parent may reasonably request and as shall be required in connection with any registration (or amendment or supplement thereto), referred to in this Agreement, and the holders of such Shares shall indemnify Parent with respect thereto in accordance with Article IX hereof. The holders of such Shares agree and acknowledge that Parent may rely on such information as being true and correct for purposes of preparing and filing the Re-Sale Registration Statement at the time of filing thereof and at the time it is declared effective, unless the holders of such Shares have notified Parent in writing to the contrary prior to such time.

SECTION 7.03. Transfer of Shares. A holder of the Shares may transfer all or any part of his or its Shares to any Affiliate of such holder; provided, that any such transfer shall be effected in full compliance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and further provided, that in any such case, it shall be a condition to any such transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. Parent will effect such transfer of restricted certificates and will promptly amend the Prospectus forming a part of the Re-Sale Registration Statement to add the transferee to the selling shareholders in the Re-Sale Registration Statement; provided that the transferor and transferee shall be required to provide Parent with the information requested by Parent in this Agreement as provided for in the last paragraph of Section 7.02, and information reasonably necessary for Parent to determine that the transfer was effected in accordance with all applicable federal and state securities laws, including, but not limited to, the Securities Act, and all other information reasonably requested by Parent from time to time in connection with any transfer, registration, qualification or compliance referred to in this Article VII.

SECTION 7.04. Restricted Securities, Stock Certificate Legend. The holders of the Shares acknowledge that the issuance by Parent of the shares of Common Stock to such holders hereunder has not and will not be registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that such shares will be deemed “restricted securities” for purposes of the Securities Act. The holders of the Shares acknowledge that any certificate or certificates representing shares of Common Stock issued pursuant to this Agreement initially shall bear the following legend, in addition to any legend that may be required by any Law or any other provisions of this Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR (ii) AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.”

SECTION 7.05. Reservation of Stock; Certain Adjustments. Parent shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance of the shares of Common Stock hereunder, a sufficient number of shares of Common Stock to issue such shares, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to issue the shares of Common Stock that Parent is required to issue pursuant to the terms of this Agreement, in addition to such other remedies as shall be available to the holders of the Shares, Parent will use its reasonable efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. In addition, if any of the types of adjustment contemplated by Section 2.11 shall occur, Parent shall modify the number of shares of its common stock reserved under this Section 7.05 to account for such adjustment.

SECTION 7.06. No Shareholder Rights. Prior to the issuance of the shares of Common Stock pursuant to the terms of this Agreement, the holders of the Shares shall not be entitled, by virtue of this Agreement, to any rights of a stockholder of Parent, including (without limitation) the right to vote, receive dividends or other distributions or be notified of stockholder meetings, and except as otherwise provided herein, the holders of the Shares shall not be entitled to any notice or other communication concerning the business or affairs of the Buyer, except as required by Law.

SECTION 7.07. Compliance with Law or Stock Exchange. If at any time after Closing, any new Law, rule or regulation is enacted or promulgated by (i) any national securities exchange or Nasdaq; or (ii) any federal or state securities authority having jurisdiction over Parent, which must be satisfied in the good faith determination of the Parent as a condition of the issuance of any shares of Common Stock pursuant to the terms of this Agreement, or if the consent or approval of a Governmental Entity to the issuance of any shares of Common Stock must be obtained as a condition to such issuance, in whole or in part, then Parent may delay such issuance until such condition has been satisfied. Parent and the holders of the Shares mutually agree to cooperate with one another to satisfy any such condition as promptly as possible and to provide any information, representations and agreements as are required for such purpose.

SECTION 7.08. Limitation on Resale. The provisions of the Trading Restriction Agreement limiting the resale of the Shares shall not apply to any transfer permitted pursuant to Section 7.03 hereunder.

VIII.

CONDITIONS PRECEDENT

SECTION 8.01. Conditions Precedent to the Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting its consummation;

(b) all consents, approvals and authorizations legally required to be obtained to consummate the transactions contemplated hereby shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect; and

(c) the Parent, the Shareholders’ Representative and the Escrow Agent shall have executed and delivered an Escrow Agreement.

SECTION 8.02. Conditions Precedent to the Obligation of the Parent. The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject, at the option of the Parent, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to the Parent pursuant hereto shall be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date), and, if the Closing Date shall occur on a date other than the date hereof, the Company shall have so certified to the Parent in writing.

(b) Compliance with Covenants. The Company and the Shareholders’ Representative shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by him or her at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, the Company and the Shareholders’ Representative shall have so certified to the Parent in writing.

(c) All Proceedings To Be Satisfactory. All proceedings to be taken by the Company and the Shareholders’ Representative in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Parent and its counsel, and the Parent and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

(d) No Material Adverse Change. There shall not have occurred since December 31, 2005 any Company Material Adverse Effect, and, if the Closing Date shall occur on a date other than the date hereof, the Company shall have so certified to the Parent in writing.

(e) Opinion of Counsel. The Parent shall have received the opinion of Kilpatrick Stockton LLP, counsel to the Company, in substantially the form of Exhibit B hereto.

(f) Consents and Approvals. The authorizations, consents, waivers and approvals set forth in Section 3.05(c) of the Company Disclosure Schedule shall have been duly obtained and shall be in form and substance satisfactory to counsel for the Parent.

(g) SAS 100. The Parent shall have received a review report, reasonably satisfactory in form and substance to the Parent, from the Company’s independent public accountants, pursuant to Statement of Accounting Standards No. 100.

(h) Contractual Severance Waiver Employees. Each Contractual Severance Waiver Employee shall have signed a letter agreement in form and substance satisfactory to the Parent and its counsel pursuant to which such person shall waive any and all rights he may have to receive severance payments from the Company.

(i) Board Resignations. The Parent shall have received from each Person who is, immediately prior to the Closing Date, a director of the Company or any of its Subsidiaries, his or her written resignation, effective as of the Closing Date, from such position.

(j) Termination of Agreements. All agreements between any Shareholder and the Company shall have been terminated and of no further force or effect as of the Closing Date.

(k) Trading Restriction Agreements. Trading Restriction Agreements in substantially the form set forth in Exhibit C hereto and otherwise in form and substance satisfactory to the Parent and its counsel shall have been executed by the Parent and each of the Shareholders.

(l) Identification of Non-Accredited Shareholders. At least one Business Day prior to the scheduled Closing, the Company shall revise Schedule I hereto to indicate, based on the responses to information the Company has received from the Shareholders, which Shareholders are Accredited Holders and which Shareholders are Non-Accredited Shareholders.

(m) Maximum Amount of Non-Accredited Shareholder Consideration. The Non-Accredited Shareholders’ Consideration shall not exceed $200,000.

(n) Maximum Dissenters Rights. The holders of no more than ten percent (10%) of the outstanding shares of any class of capital stock of the Company shall have exercised their dissenters rights pursuant to Section 2.06, and have not, as of the Closing Date, effectively withdrawn or become ineligible for their dissenters’ rights under the GBCC.

(o) Waivers from Certain Holders of Options. The Company shall have obtained waivers from holders of Company Options and from holders of options granted by the Company outside of the Company Stock Option Plans whose options do not include the notice provision described in Section 2.04(f).

(p) Supporting Documents. On or prior to the Closing Date, the Parent and its counsel shall have received copies of the following supporting documents:

(i) (A) the Third Amended and Restated Articles of Incorporation of the Company certified as of a recent date by the Secretary of State of the state in which the Company is incorporated and (B) a certificate of the Secretary of State of the state in which the Company is incorporated as to the due incorporation and existence of the Company and listing all documents on file with said official;

(ii) a certificate of the Secretary of the Company, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; and (B) that the Third Amended and Restated Articles of Incorporation of the Company have not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(B) above;

(iii) a consent and waiver in the form of Exhibit D attached hereto signed by each of the UK Minority Shareholders;

(iv) a UK Exchange Agreement in the form of Exhibit E attached hereto signed by each of the UK Minority Shareholders; and

(v) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Parent or its counsel may reasonably request.

All such documents shall be satisfactory in form and substance to the Parent and its counsel.

SECTION 8.03. Conditions Precedent to the Obligations of the Company and the Shareholders. The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement are subject, at the option of the Company and the Shareholders, to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Parent contained in this Agreement or in any certificate or document delivered to the Company and the Shareholders pursuant hereto shall be true and correct in all material respects (other than representations and warranties subject to “materiality” or “material adverse effect” qualifiers, which shall be true and correct in all respects) both when made and on and as of the Closing Date as though made at and as of the Closing Date (other than representations and warranties which address matters only as of a certain date which shall be so true and correct as of such certain date), and, if the Closing Date shall occur on a date other than the date hereof, the Parent shall have so certified to the Company and the Shareholders in writing.

(b) Compliance with Covenants. The Parent shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and, if the Closing Date shall occur on a date other than the date hereof, the Parent shall have so certified to the Company and the Shareholders in writing.

(c) All Proceedings to Be Satisfactory. All proceedings to be taken by the Parent in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Shareholders and their respective counsel, and the Company and the Shareholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

IX.

INDEMNIFICATION

SECTION 9.01. Survival of Representations and Warranties. The representations and warranties set forth in Articles III and IV and elsewhere in this Agreement or in any other Transaction Document will survive until the first anniversary of the Closing Date. This Section 9.01 shall not limit any covenants or agreements of the parties hereto that by its terms contemplated performance after the Closing Date.

SECTION 9.02. Tax Indemnity. (a) Subject to the terms and conditions of this Article IX, the Accredited Holders jointly and severally agree to and will indemnify, defend and hold harmless the Parent, the Company and the Company Subsidiaries, and their respective officers, directors, advisors, Affiliates, agents, employees and each Person, if any, who controls or may control the Parent within the meaning of the Securities Act (the “Parent Indemnified Group”) from and against any and all Taxes incurred by, imposed upon or attributable to the Company or the Company Subsidiaries, including, without limitation, reasonable legal fees and expenses incurred by the Company and the Company Subsidiaries or any party hereto and relating thereto, for any period (or portion thereof) prior to and including the Closing Date to the extent that such Taxes were not reflected on the Company Financial Statements as a reserve for the payment of Taxes for the period (or portion thereof) ending on or prior to the Closing Date, including without limitation any amount due for sales and use Taxes payable as a result of an audit conducted by state or local governmental authorities.

(b) For purposes of this Section 9.02, any interest, penalty or additional charge included in Taxes shall be deemed to be a Tax for the period to which the item or event giving rise to such interest, penalty or additional charge is attributable, and not a Tax for the period during which such interest, penalty or additional charge accrues.

(c) The indemnity provided for in this Section 9.02 shall be independent of any other indemnity provision hereof. Any Taxes, legal fees and expenses subject to indemnification under this Section 9.02 shall not be subject to indemnification under Section 9.03 hereof.

SECTION 9.03. General Indemnity. (a) Subject to the terms and conditions of this Article IX, the Accredited Holders agree to and will, jointly and severally, indemnify, defend and hold the Parent Indemnified Group harmless from and against all demand so claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys’ fees and expenses (hereinafter collectively called “Damages”), asserted against, resulting to, imposed upon or incurred by the Company, the Company Subsidiaries or the Parent, by reason of, resulting from or arising out of (without duplication):

(i) a breach of any representation or warranty of the Company or any Shareholder contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, except as and to the extent that Section 9.02 above shall be applicable thereto, in which case the provisions of said Section 9.02 shall govern;

(ii) any breach of any covenant or agreement of the Company or any Shareholder contained in or made pursuant to this Agreement or the Escrow Agreement; or

(iii) any claim of infringement of a patent, copyright, trademark, trade secret or other intellectual property right by or on behalf of Company in connection with providing products or services (at any time) to Company Existing Customers, Company Pipeline Customers, and/or Company Business Development Customers.

(b) Subject to the terms and conditions of this Article IX, the Parent agrees to and will indemnify, defend and hold the Company (prior to the Closing Date) and the Shareholders (following the Closing Date) harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by them by reason of or resulting from or arising out of (i) a breach of any representation or warranty of the Parent contained in or made pursuant to this Agreement, or any facts or circumstances constituting such a breach, or (ii) any breach of any covenant or agreement of the Parent contained in or made pursuant to this Agreement or the Escrow Agreement.

SECTION 9.04. Conditions of Indemnification. The respective obligations and liabilities of the Accredited Holders, on the one hand, and the Parent, on the other hand (herein sometimes called the “indemnifying party”), to the other (herein sometimes called the “party to be indemnified” or the “indemnified party”) with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) within 30 days after receipt of notice of commencement of any action or the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing;

(b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

(c) anything in this Section 9.04 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or content to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim;

(d) any rights of the indemnified party under this Article IX based on the breach of a representation, warranty or covenant or based on the failure of such representation or warranty to be true as of the date hereof or the Closing Date shall not be diminished or otherwise affected in any way as a result of the existence of such indemnified party’s Knowledge of such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such Knowledge exists as a result of the indemnified party’s investigation or as a result of disclosure by the Company (or any other Person), unless such disclosures were set forth in this Agreement or in any applicable schedules hereto; and

(e) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

In the event that the “indemnifying party” or the “party to be indemnified” as described in this Section 9.04 is the Shareholders as a group, then any notices required to be given to or by, and all other actions or decisions required to be taken or made by, such “indemnifying party” or the “party to be indemnified” as provided in this Section 9.04, may be given to or by, or may be taken or made by, the Shareholders’ Representative.

SECTION 9.05. Threshold for Damages. Notwithstanding the foregoing, an Indemnified Person may not make a claim for Damages until the aggregate amount of claims by Indemnified Persons exceeds $50,000 (the “Threshold Amount”); provided, however, that once the aggregate amount of Damages of Indemnified Persons exceeds the Threshold Amount, then the Indemnified Persons shall have the right to recover the full amounts due without regard to the threshold. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Shareholders or the Company shall be disregarded. Notwithstanding anything contained in this Section 9.05, any breach of the representations, warranties or covenants contained in Section 2.05 or Section 3.03 shall not be subject to the foregoing Threshold Amount.

SECTION 9.06. Escrow Funds. On the Closing Date, the Parent shall deliver to the Escrow Agent the Indemnity Escrow Fund and the Balance Sheet Escrow Fund. The Indemnity Escrow Fund and the Balance Sheet Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms set forth therein. Except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, the sole and exclusive monetary remedy for any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Transaction Document shall be indemnification in accordance with this Article IX and any recovery for Damages related thereto shall be limited to the Parent Common Stock held in the Indemnity Escrow Fund from time to time. Except in the case of fraud, criminal activity, intentional misrepresentation or intentional misconduct, no Shareholder shall have any personal liability whatsoever to any Parent Indemnified Person in respect of or in connection with this Agreement or any of the transactions contemplated hereby or herein. Except as set forth above, and in furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Shareholders or the Parent, as the case may be, arising under or based upon any federal, state or local Law.

SECTION 9.07. Escrow Period. The Parent shall release to the Shareholders on a pro rata basis any portion of the Indemnity Escrow Fund remaining in escrow on the first anniversary of the Closing Date (the “Indemnity Escrow Period”); provided, however, that a portion of the Indemnity Escrow Fund that is necessary to satisfy any unsatisfied claims on the Indemnity Escrow Fund prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in escrow until such claims have been resolved.

SECTION 9.08. Claims upon Escrow. Upon simultaneous delivery to the Shareholders’ Representative and to the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of the Parent (an “Officer’s Certificate”):

(i) stating that Damages exist in an aggregate amount greater than $50,000; and

(ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation or breach of representation, warranty, covenant or agreement made by the Company or the Shareholders under this Agreement, the Escrow Agent shall, subject to the provisions of Sections 9.09 and 9.10 hereof, remove for the benefit of the Parent, or the benefit of the other Indemnified Persons, a portion of the Indemnity Escrow Fund having a value equal to such Damages in accordance with the Escrow Agreement. The per share value of the Escrow Shares shall be deemed to be the Closing Price.

SECTION 9.09. Objections to Claims. At the time of delivery of any Officer’s Certificate to the Shareholders’ Representative and for a period of thirty (30) days after delivery to the Shareholders’ Representative of such Officer’s Certificate, the Parent shall not remove any portion of the Indemnity Escrow Fund unless it shall have received written authorization from the Shareholders’ Representative to make such delivery. After the expiration of such thirty (30) day period, the Parent shall remove the appropriate portion of the Indemnity Escrow Fund in accordance with Section 9.06 hereof, provided that no such delivery may be made if the Shareholders’ Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Parent prior to the expiration of such thirty (30) day period.

SECTION 9.10. Resolution of Conflicts; Arbitration. (a) In the event the Shareholders’ Representative shall so object in writing to any claim or claims by the Parent made in any Officer’s Certificate, the Parent shall have thirty (30) days after receipt of an objection by the Shareholders’ Representative to respond in a written statement to the objection of the Shareholders’ Representative. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders’ Representative and the Parent shall attempt in good faith for forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Representative and the Parent should so agree, a memorandum setting forth such agreement shall be prepared, signed by both parties and delivered to the Escrow Agent.

(b) If no such agreement can be reached after good faith negotiation, either the Parent or the Shareholders’ Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, the Parent and the Shareholders’ Representative shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.

(c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the State of New York under the commercial rules then in effect of the American Arbitration Association. For purposes of this Section 9.10, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the Parent shall be deemed to be the “Non-Prevailing Party” unless the arbitrators award the Parent at least one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the Accredited Holders shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

X.

TERMINATION AND ABANDONMENT

SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Closing on the Closing Date:

(a) by the mutual consent of the Company and the Parent;

(b) by the Parent, on the one hand, or the Company, on the other hand, if the Closing shall not have occurred on or before August 31, 2006, or such later date as may be agreed upon by the parties hereto, provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a “Defaulting Party”) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date;

(c) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Shareholder set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within twenty (20) days and for so long as the Company continues to exercise such reasonable efforts, the Parent may not terminate this Agreement under this Section 10.01(c); or

(d) by the Company or the Shareholders, upon breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable by the Parent through the exercise of its reasonable efforts within twenty (20) days and for so long as the Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 10.01(d).

If the Closing shall not have occurred, or this Agreement shall not have been terminated in accordance with this Section 10.01, by December 31, 2006, this Agreement shall automatically terminate on said date, provided, however, that such termination shall not affect the liability hereunder of any Defaulting Party.

SECTION 10.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement (other than in the event of an automatic termination as provided in such Section) and this Agreement (except for this Section and Sections 10.01 and 11.01, which shall continue) shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this Agreement:

(a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in this Article X.

XI.

MISCELLANEOUS

SECTION 11.01. Expenses, Etc.. (a) All Expenses shall be paid by the party incurring such Expenses.

(b) The Shareholders, on the one hand, and the Parent, on the other hand, will indemnify the other and hold it or them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

SECTION 11.02. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient and deemed to be received if (i) on the date of delivery, if delivered personally, (ii) 3 days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) the day after mailing, if sent via a nationally recognized overnight courier service or (iv) the day after transmission, if sent via facsimile or e-mail confirmed in writing to the recipient, in each case as follows:

if to the Parent, to:

LivePerson, Inc.
462 Seventh Avenue, 3rd Floor
New York, New York 10018
Attention: Timothy E. Bixby

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway, 23rd Floor
New York, New York 10036
Attention: Brian B. Margolis, Esq.

if to the Company (prior to Closing), or to the Shareholders’ Representative (after Closing), to:

Proficient Systems, Inc.
2859 Paces Ferry Road, Suite 820
Atlanta, Georgia 30339
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Kilpatrick Stockton LLP
1100 Peachtree Street, Suite 2800
Atlanta, Georgia 30309
Attention:  James Steinberg, Esq.
Gregory K. Cinnamon, Esq.

if to any Shareholder, to the address appearing under the name of such Shareholder in Schedule I hereto;

or such other address or addresses as any party shall have designated by notice in writing to the other parties.

SECTION 11.03. Waivers. Either the Shareholders’ Representative, on the one hand, or the Parent, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 11.04. Amendments, Supplements, Etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the patties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by the Parent, the Company and the Shareholders’ Representative.

SECTION 11.05. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York other than conflict of laws principles thereof directing the application of any law other than that of New York. Courts within the State of New York, County of New York or the United States District Court for the Southern District of New York will have jurisdiction over all disputes between the parties hereto arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby. The parties hereby consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereto waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

SECTION 11.06. Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any transaction or agreement contemplated hereby or the actions of any party hereto in the negotiation, administration, performance or enforcement hereof.

SECTION 11.07. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 11.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.09. Entire Agreement. This Agreement (including the Exhibits, Schedules, Annexes and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. Parent hereby agrees to use its best efforts to ensure that the Company Disclosure Schedule is not filed with the SEC or any stock exchange; provided, however, that if such a filing or disclosure is required under applicable rules or regulations, Parent will use its best efforts to seek confidential treatment of those portions of the Company Disclosure Schedule that Parent and/or the Shareholders’ Representative reasonably believes are appropriate provisions for confidential treatment.

SECTION 11.10. Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 11.11. Assignability. Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, except (i) in the case of the Parent, to any Person who shall acquire substantially all of the assets of the Parent or a majority of the voting securities of the Parent, whether pursuant to a merger, consolidation, sale of stock or otherwise, and (ii) in the case of an individual Shareholder, to the estate of such Shareholder upon death.

SECTION 11.12. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the day and year first above written.

LIVEPERSON, INC.

By:	/s/ Robert P. LoCascio
Name: Robert P. LoCascio
Title: Chief Executive Officer

SOHO ACQUISITION CORP.

By:	/s/ Robert P. LoCascio
Name: Robert P. LoCascio
Title: President

PROFICIENT SYSTEMS, INC.

By:	/s/ Gregg Freishtat
Name: Gregg Freishtat
Title: Chairman and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE

By:	/s/ Gregg Freishtat
Name: Gregg Freishtat

EXHIBIT A

Form of Escrow Agreement

EXHIBIT B

Form of Opinion of Counsel to the Company

EXHIBIT C

Form of Trading Restriction Agreement

EXHIBIT D

Form of UK Minority Shareholder Consent and Waiver

EXHIBIT E

Form of UK Exchange Agreement